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                              PARTNERSHIP AGREEMENT
                                       FOR
                       CORAL SKY AMPHITHEATER PARTNERSHIP


      This Partnership Agreement ("Agreement") is made and entered into this 11th day of June, 1997 but made effective as of the 15th day of May, 1996, by and between PAVILION PARTNERS, a Delaware general partnership, and CDC/SMT, INC., a Florida corporation. For and in consideration of the mutual covenants herein contained, the parties to this Agreement hereby form and create a general partnership, under and pursuant to the Partnership Act for the purposes and upon the terms, provisions, and conditions as hereinafter set forth:


                                    ARTICLE I

                                   Definitions

      Capitalized terms used in this Agreement shall have the respective meanings indicated in the glossary of terms attached hereto as Exhibit "A".

                                   ARTICLE II

                            Name of Business; Offices

      2.01 Partnership Name. The name of the Partnership shall be Coral Sky Amphitheater Partnership. In addition to the foregoing name, the activities and business of the Partnership may be conducted, in the Managing Partner's reasonable discretion, under such name or names as may be designated from time to time by the Managing Partner. The Partners shall execute and file such certificates, if any, as are required by the provisions of any assumed name law or statute in any jurisdiction in which the Partnership conducts business, as may be required to reflect the Partnership's operation under such names.

      2.02 Partnership Offices. The principal place of business of the Partnership shall be at 515 Post Oak Blvd., Suite 300, Houston, Texas 77027. The Partnership shall also maintain an office at the Amphitheater.

                                   ARTICLE III

                      Purpose and Power of the Partnership

      3.01 Purposes. The character and purposes of the specific business to be conducted by the Partnership are (i) to lease, operate, use and maintain the Amphitheater and (ii) to perform
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and fulfill all obligations and duties of the "Tenant" under the terms and provisions contained in the Lease Agreement and (iii) to take any and all other actions which may be incidental to or otherwise reasonably related to the foregoing business and purposes.

      3.02 Powers. The Partnership shall have the power, in fulfilling the purposes set forth in Section 3.01, to conduct any business or take any action which is lawful and which is not prohibited by the Partnership Act.

                                   ARTICLE IV

                               Term of Partnership

      The Partnership shall begin on the date first set forth above and shall continue for a term of sixty (60) years from such date unless sooner dissolved pursuant to Section 17.01 or by operation of law.

                                    ARTICLE V

                          Contributions to Partnership

      5.01 Pavilion's Initial Contribution.

            (a) Upon execution of this Agreement, Pavilion shall convey, and does hereby convey, to the Partnership all of its rights, titles and interests in and to the Amphitheater including, without limitation, the leasehold estate created pursuant to the Lease Agreement and all of the rights, privileges and appurtenances appertaining thereto, subject to the following provisions:

                  (1) The conveyance of Pavilion's interest in and to the
            Amphitheater is being made subject to the following provisions:

                        (A) Except for the express representations set forth
                  below, the conveyance of the Amphitheater to the Partnership is being made on an "AS IS, WHERE IS" basis with no representations or warranties from Pavilion of any kind, type or nature, express or implied.

                        (B) Subject to clause (1)(C), the conveyance of the
                  Amphitheater to the Partnership is being made subject to (i) all of the Permitted Encumbrances and (ii) any claims of third parties, known or unknown, which may have arisen as a part of the process of developing and constructing the Amphitheater.


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                        (C) Notwithstanding the foregoing, Pavilion represents
                  and warrants to Cellar Door that it has not previously executed or entered into a written agreement with any other party granting an ownership or possessory interest in the Amphitheater, other than (i) the sublease rights granted to Fine Host Corporation for the purpose of operating a food and beverage concession business at the Amphitheater, (ii) event rentals in the ordinary course of business, (iii) the creation of certain signage rights in favor of sponsors in the ordinary course of business and (iv) similar operational agreements made in the ordinary course of business.

                  (2) In regard to the foregoing, Cellar Door does hereby
            acknowledge, stipulate and agree that it (A) has been given an opportunity, in regard to the development and construction of the Amphitheater, to review, at the expense of the Partnership, the files and records of Pavilion to its satisfaction and has been provided copies of all documents, instruments and records which it has requested from Pavilion, (B) is a sophisticated and experienced owner, operator and manager of entertainment facilities similar to the Amphitheater and therefore capable of assessing the risks and benefits of making this investment in the Partnership and (C) is willing to accept its Percentage Interest of all of the risks, known and unknown, which are or may be attendant to the development, construction and subsequent operation of the Amphitheater.

                  (3) In connection with the conveyance of Pavilion's interest in and to the Amphitheater to the Partnership, Pavilion does hereby represent and warrant as follows:

                        (A) To the Current Actual Knowledge of Pavilion, there
                  are no Hazardous Substances which have been disposed of, or otherwise released, on or under the real property on which the Amphitheater is located.

                        (B) To the Current Actual Knowledge of Pavilion, neither
                  Pavilion nor any of its property is currently involved in any litigation at law or in equity, or any proceeding before any court, or by or before any governmental or administrative agency, federal, state or local, which would have a material adverse effect on Pavilion's ownership interest in and to the Amphitheater.

                        (C) To the Current Actual Knowledge of Pavilion, the
                  terms and provisions of this Agreement will not (i) result in the breach of any of the terms, conditions or provisions of, or conflict with or constitute a default in, or result in the creation of any lien, charge or encumbrance upon all or any portion of the Amphitheater pursuant to, any indenture, mortgage, deed of trust, agreement, license or other instrument to which Pavilion is a party or by which it may be bound, (ii) violate any of the provisions of its


                                        3
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                  Partnership Agreement, any statute or any applicable order, writ, injunction, judgment or decree of any court, or any order or other rule or governmental regulation applicable to Pavilion or (iii) require any consent, approval or authorization of, or any declaration or filing with, any governmental authority.

                        (D) Except for those contracts listed on Exhibit "D"
                  attached hereto, to the Current Actual Knowledge of Pavilion there are no material contracts or agreements (other than event related agreements and contracts) with a term greater than one (1) year which relate to or affect the ownership, operation, use, maintenance or other exploitation of the Amphitheater.

      Upon execution hereof, Pavilion shall (i) execute such further deeds, bills of sale, assignment of leases and other conveyancing documents as may be required by Cellar Door to more fully effect and complete the assignment made pursuant to the provisions of this Section 5.01(a) in a manner consistent with the provisions contained herein and (ii) acquire, at the cost of the Partnership, a new Leasehold Owner's Title Policy in the name of the Partnership in substantially the same form as the Title Policy attached hereto as Exhibit "E".

            (b) It is hereby specifically agreed by and between the Partners that the fair market value of the assets being conveyed by Pavilion to the Partnership pursuant to Section 5.01(a) is equal to $10,858,577 ("Pavilion's Gross Contribution Amount"), being calculated as (i) $11,458,577 (the Total Project Cost) minus (ii) $600,000 (the portion of the Total Project Cost attributable to the food service equipment purchased by the Amphitheater's food and beverage concessionaire).

            (c) Following completion of the contribution required to be made by Pavilion pursuant to the provisions of Section 5.01(a), (i) Pavilion shall be deemed to have made a capital contribution to the Partnership in an amount equal to Pavilion's Initial Balance and (ii) the initial balance of Pavilion's Capital Account shall be equal to Pavilion's Initial Balance. As used herein, the term "Pavilion's Initial Balance" shall mean the amount by which Pavilion's Gross Contribution Amount exceeds the sum of
      (i) $7,701,501, the principal balance of the Senior Debt as of the date of this Agreement, (ii) $538,289, the principal balance of the Pavilion Loan as of the date of this Agreement and (iii) $900,000, the principal balance of the loan payable to the Amphitheater's food and beverage concessionaire. Pavilion's Initial Balance therefore is the pecuniary sum of $1,718,787.

      5.02 Cellar Door's Initial Contribution and Distribution to Pavilion.

            (a) Upon execution hereof, but subject to the provisions of clause
      (d) of this Section 5.02, Cellar Door shall contribute to the capital of the Partnership a cash amount of $429,697 which is equal to twenty-five percent (25%) of Pavilion's Initial Balance.


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            (b) Upon receipt of such sum from Cellar Door pursuant to clause (a)
      of this Section 5.02, the Partnership shall immediately make a cash distribution to Pavilion in the same amount.

            (c) The Partners hereby agree that, pursuant to Section 707 of the Code, the transactions effected pursuant to this Section 5.02 shall be characterized, for federal income tax purposes, as a sale of an undivided 25% interest in the Amphitheater by Pavilion to Cellar Door.

            (d) Cellar Door shall have the right through and until August 31, 1997 (the period of time expiring on August 31, 1997 being herein called the "Review Period") to review the books, records, invoices and other supporting documentation relating to the determination of the amount of the Total Project Cost. If, as a result of the review of such books, records, invoices and other documentation during the Review Period, Cellar Door disputes the amount of the Total Project Cost designated in this Agreement, then Cellar Door shall have the right to require that such dispute be resolved by a binding arbitration proceeding (the "Cost Arbitration") as more fully described below so long as a detailed notice of such dispute is provided to Pavilion prior to the expiration of the Review Period. If the amount of the Total Project Cost should be changed as a result of any such dispute, then upon final settlement of such dispute, the amount of the capital contribution required to be made by Cellar Door pursuant to Section 5.02(a) and the amount of the distribution required to be made to Pavilion pursuant to Section 5.02(b) shall be appropriately modified such that the initial balances of the Capital Accounts of the Partners will be in proportion to their respective Percentage Interests. If Cellar Door fails to provide notice of a dispute pursuant to this Section 5.02(d) prior to the expiration of the Review Period, then Cellar Door shall be deemed to have accepted the amount of the Total Project Cost as specified herein. The Cost Arbitration shall be a proceeding conducted in West Palm Beach, Florida in accordance with the rules as then in effect of the American Arbitration Association. If the Partners cannot agree on an arbitrator, then an arbitrator who is familiar with the construction industry shall be selected for the Partners by the American Arbitration Association upon the request of either Partner. The decision of the arbitrator as to the actual amount of the Total Project Cost shall be final and binding upon both parties hereto. The costs (including, without limitation, reasonable fees and expenses of counsel and experts for the Partners) of such arbitration shall be borne by the non-prevailing party.

      5.03 Capitalization of the Total Project Cost. Reference is made to the fact that the Total Project Cost has been funded as follows:

            (a) $7,701,501 of the Total Project Cost has been funded with sums advanced under the Senior Debt.

            (b) $538,239 of the Total Project Cost has been funded with sums advanced under the Pavilion Loan.


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            (c) $1,500,000 of the Total Project Cost has been funded with sums advanced from the Amphitheater's food and beverage concessionaire.

            (d) The balance of the Total Project Cost has been funded with capital contributions made pursuant to this Article V.

      5.04 Operational Shortfalls.

            (a) If a Qualified Operational Shortfall (herein defined) occurs at any time, then the Managing Partner shall have the express right to deliver a notice ("Operating Expense Notice") to the Partners specifying the amount of funds needed to cover such Qualified Operational Shortfall and stating that each Partner is obligated to contribute to the capital of the Partnership its Percentage Interest of the amount of funds needed to cover such Qualified Operational Shortfall. Following delivery of an Operating Expense Notice to the Partners by the Managing Partner, each Partner shall be obligated to contribute to the capital of the Partnership its respective Percentage Interest of the amount of funds needed to cover the Qualified Operational Shortfall as set forth in such Operating Expense Notice on or before the due date determined in accordance with the following provisions:

                  (1) The due date for all of Pavilion's required contributions pursuant to an Operating Expense Notice shall be twenty (20) days following receipt of such Operating Expense Notice.

                  (2) Except as provided in clause (3), the due date for all of
            Cellar Door's required contributions pursuant to an Operating Expense Notice shall be twenty (20) days following receipt of such Operating Expense Notice.

                  (3) To the extent, but only to the extent, that the aggregate capital contributions required to be made by Cellar Door pursuant to this Section 5.04(a) with respect to any Amphitheater Fiscal Year exceed $250,000, the due date for such contributions to the Partnership shall be one hundred twenty (120) days following receipt of the corresponding Operating Expense Notice.

            (b) As used herein, the term "Qualified Operational Shortfall" shall mean the occurrence or happening, at any time, in the Managing Partner's reasonable discretion, of the circumstance of the Partnership having an insufficient amount of cash to pay or cover the Qualified Liabilities (herein defined) of the Partnership as they become due.

            (c) As used herein, the term "Qualified Liabilities" shall mean any and all debts, liabilities, expenses, charges or other obligations of the Partnership which relate to matters other than the construction, development or commencement of operations of the Amphitheater. Qualified Liabilities shall include, without limitation, the obligations of


                                        6
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      the Partnership in respect of the Senior Debt, the Pavilion Loan and any
      Deficit Loans and in respect of any obligations payable to contractors, suppliers or other vendors.

                                   ARTICLE VI

                  Senior Debt, Pavilion Loan and Deficit Loans

      6.01 Senior Debt and Lease Agreement. The Partnership hereby contractually assumes, for the benefit of Pavilion, (i) the obligation to pay all of the Senior Debt and (ii) all of Pavilion's responsibilities, obligations and liabilities under the Lease Agreement. As between the Partners, each shall be liable for its respective Percentage Interest of the Senior Debt and the tenant's obligations under the Lease Agreement.

      6.02 Pavilion Loan. The Partners hereby agree that $538,289 of the gross amount contributed to the Partnership by Pavilion pursuant to Section 5.01(a) shall be deemed to be, and shall be characterized as, a loan ("Pavilion Loan") by Pavilion to the Partnership in the total amount of $538,289. The Partnership shall execute a promissory note to Pavilion upon execution hereof in a form reasonably satisfactory to Pavilion which will evidence the Partnership's obligation to repay the Pavilion Loan in accordance with the following provisions:

            (a) Interest shall accrue on principal amounts outstanding under the Pavilion Loan from the effective date hereof at a per annum rate equal to the Permitted Rate.

            (b) All accrued and unpaid interest on the Pavilion Loan shall be due and payable on October 31 of each calendar year commencing upon October 31, 1996 and continuing until October 31, 2004.

            (c) The entire unpaid principal balance of the Pavilion Loan, together with all accrued unpaid interest thereon, shall be due and payable on October 31, 2005.

            (d) The Partnership shall have the right to make prepayments on the Pavilion Loan without penalty; provided, however, that no such prepayment may be made without the express written consent of Cellar Door.

      6.03 Deficit Loan. If the Partnership incurs a cash deficit of any kind, then any Partner shall have the right, but not the obligation, to extend a loan ("Deficit Loan") to the Partnership in the amount of such cash deficit. If any such cash deficit should occur, the Managing Partner shall provide notice thereof to both Partners as to the amount of such cash deficit. If both Partners elect to extend a Deficit Loan to the Partnership, then each shall fund its Percentage Interest of such cash deficit. If one of the Partners elects not to extend a Deficit Loan in the amount of its Percentage Interest of such cash deficit, then the other Partner shall have the right to extend a Deficit Loan up to the full amount of such cash deficit. Each Deficit Loan shall bear interest at a variable rate of interest per annum equal to the Permitted Rate and shall be repayable


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as soon as the Partnership has funds available therefor. No distributions shall be made to the Partners pursuant to Section 9.01 hereof at any time during which any Deficit Loan remains outstanding. The provisions of this Section 6.03 shall not negate, affect, limit, alter or otherwise change the obligations of the Partners to make capital contributions for Qualified Operational Shortfalls in accordance with the provisions of Section 5.04 hereof.

      6.04 Return of Concessionaire Advances. Each Partner hereby specifically recognizes, acknowledges and agrees that should the Partnership be required to return to any concessionaire the advance made to the Partnership by such concessionaire as a result of an early termination of such concessionaire's concession agreement with the Partnership, or for any other reason whatsoever, then each Partner shall be obligated to extend a Deficit Loan to the Partnership in an amount equal to the product of (i) the amount being so returned to such concessionaire and (ii) such Partner's Percentage Interest. Any Deficit Loan made by a Partner pursuant to the immediately preceding sentence shall be payable out of future loans, advances or lump sum payments received by the Partnership from other concessionaires.

                                   ARTICLE VII

                               Tax Allocations and
                         Maintenance of Capital Accounts

      7.01 Generally. For each taxable year of the Partnership, the income, gains, losses, credits and deductions of the Partnership shall be allocated between the Partners in accordance with each Partner's Percentage Interest.

      7.02 Section 704(c). Income, gain, loss and deduction with respect to any item of property contributed to the Partnership shall, solely for federal income tax purposes, be allocated between the Partners so as to take into account any difference between the Gross Asset Value of such item of property and its adjusted basis for federal income tax purposes on the date of such contribution, in accordance with the requirements of Section 704(c) of the Code. All allocations under this Section 7.02 shall be made in such a manner as the Managing Partner shall determine reasonably reflects the requirements of Section 704(c) of the Code. No allocations pursuant to this Section 7.02 shall be reflected as an adjustment to any Partner's Capital Account.

      7.03 Maintenance of Capital Accounts. A Capital Account shall be established and maintained for each Partner in accordance with the following provisions:

            (a) Increases in Capital Accounts. Each Partner's Capital Account shall be increased by (i) the amount of cash and the fair market value of all property contributed by such Partner to the Partnership (net of liabilities assumed by the Partnership or to which the contributed property is subject) and (ii) that Partner's allocable share of income and gain for federal income tax purposes (excluding any allocations made pursuant to Section 7.02 hereof).


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            (b) Decreases in Capital Accounts. Each Partner's Capital Account
      shall be decreased by (i) the amount of cash and the fair market value of all property distributed to such Partner (net of liabilities assumed by the Partner or to which the property is subject) and (ii) that Partner's allocable share of losses and other items of deduction for federal income tax purposes (excluding any allocations made pursuant to Section 7.02 hereof).

            (c) Use of Gross Asset Value. For purposes of computing the amount of any item of income, gain, loss, or deduction to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of such items shall be the same as their determination, recognition and classification for federal income tax purposes, except that (i) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the property disposed of, rather than its adjusted basis, and
      (ii) depreciation, amortization, or other cost recovery deductions with respect to an item of Partnership property shall be computed with reference to the Gross Asset Value of such property rather than its adjusted basis.

            (d) Compliance with Treasury Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Treasury Regulations issued pursuant to Section 704(b) of the Code, and shall be interpreted and applied in a manner consistent with such regulations. If the Partners shall determine that it is prudent to modify the manner in which the Capital Accounts are computed or maintained in order to comply with such regulations, the Partners may make such modification.

            (e) Capital Account Make-Up Provision. If a Partner's Capital Account has a deficit balance following liquidation (as defined in Treasury Regulation Section 1.704-1(b)(2)(ii)(g)) of the Partner's Partnership Interest in the Partnership (after taking into account all Capital Account adjustments for the taxable year of the Partnership in which liquidation occurs), the Partner shall, by the end of such taxable year (or, if later, within 90 days after the date of such liquidation), contribute to the Partnership an amount necessary to increase the balance in its Capital Account to zero. Any amount so contributed shall be distributed as provided in Section 17.03 hereof.

                                  ARTICLE VIII

                                      Fees

      Neither Partner shall be entitled to receive any fees from the Partnership without the express prior written approval of both Partners.


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                                   ARTICLE IX

                               Cash Distributions

      All Available Cash of the Partnership, as of the end of each Amphitheater Fiscal Year, shall be distributed by the Partnership to the Partners in proportion to each Partner's respective Percentage Interest within forty-five
(45) days after the end of such Amphitheater Fiscal Year.

                                    ARTICLE X

                        Ownership of Partnership Property

      All real or personal property acquired by the Partnership shall be owned by the Partnership, such ownership being subject to the other terms and provisions of this Agreement. Each Partner hereby expressly waives the right to require partition of any Partnership property or any part thereof.

                                   ARTICLE XI

                                 Fiscal Matters

      11.01 Fiscal Year. The fiscal year of the Partnership for tax purposes shall end on October 31 of each calendar year or such other fiscal year as may be required pursuant to the application of the provisions of the Code or the U.S. Treasury Regulations promulgated thereunder. The fiscal year of the Partnership for accounting purposes shall end on the date selected by the Managing Partner.

      11.02 Books and Records and Audit Rights.

            (a) Proper books and records shall be kept by the Managing Partner with reference to all Partnership transactions, and each Partner shall at all reasonable times during business hours have access thereto. All items of income and deductions recognized during a fiscal year shall be allocated as of the end of each fiscal year, based on the facts and circumstances existing as of the end of that year. Interim monthly reports may be based on the facts and circumstances existing at the time of these reports subject to year-end adjustments. Year end financial statements shall be prepared, or caused to be prepared, by the Managing Partner as of the end of each fiscal year of the Partnership and a copy thereof provided to the Partners within 120 days after the end of each such fiscal year.

            (b) Without limiting the generality of the provisions contained in clause (a) of this Section 11.02, it is specifically understood, agreed and acknowledged that each Partner shall have the right to go to the principal office of the Partnership where the

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      books and records are maintained for the purpose of auditing such books and records and shall have access, in connection with any such audit, to all workpapers and other documents and information then in existence which relate to, or were used in connection with the generation of, the Partnership's books and records.

            (c) If Cellar Door engages the services of a firm of certified public accountants to conduct an audit of the financial books and records of the Partnership with respect to any fiscal year of the Partnership, then, upon delivery of a photocopy of the invoice from such firm of certified public accountants reflecting the cost of the services rendered in connection with such audit (the "Cost of the Audit"), Pavilion shall pay to Cellar Door the lesser of (i) the Audit Reimbursement Amount for such fiscal year or (ii) the Cost of the Audit for such fiscal year. As used herein, (A) the term "Audit Reimbursement Amount" shall mean, with respect to any fiscal year, the sum of (i) $5000.00 and (ii) the Audit Carryforward Amount for such fiscal year and (B) the term "Audit Carryforward Amount" shall mean, with respect to any fiscal year, (i) $0.00 if Pavilion was required to reimburse amounts to Cellar Door pursuant to this clause (c) for each of the immediately two preceding fiscal years, (ii) $5000.00 if Pavilion was required to reimburse amounts to Cellar Door pursuant to this clause (c) for only one of the immediately two preceding fiscal years, and (iii) $10,000 if Pavilion was not required to reimburse amounts to Cellar Door pursuant to this clause (c) for either of the immediately two preceding fiscal years. Notwithstanding the foregoing provisions, (x) the Audit Carryforward Amount for the first fiscal year of the Partnership shall be $0.00 and (ii) the Audit Carryforward Amount for the second fiscal year of the Partnership shall be
      (I) $5000.00 if Pavilion was not required to reimburse amounts to Cellar Door pursuant to this clause (c) for the first fiscal year of the Partnership and (II) $0.00 if Pavilion was required to reimburse amounts to Cellar Door pursuant to this clause (c) for the first fiscal year of the Partnership.

            (d) If, as a result of any audit conducted by Cellar Door pursuant to the provisions of clause (c) above, the amount of cash held by the Partnership as of the end of the fiscal year to which such audit relates is adjusted by $25,000 or more from the amount originally reflected in the year end financial statements prepared and delivered by the Managing Partner for such fiscal year pursuant to the provisions of Section 11.02(a) hereof, then Pavilion shall be obligated to pay to Cellar Door a monetary sum equal to the Cost of the Audit for such fiscal year less the amounts previously paid by Pavilion to Cellar Door pursuant to Section 11.02(c) with respect to the audit for such fiscal year.

            (e) Pavilion shall not be permitted to charge to the Partnership any portion of Pavilion's cost of obtaining an audit of Pavilion's business operations. Cellar Door shall have no right to receive or review Pavilion's audit or the workpapers generated in connection with the preparation thereof.

      11.03 Partnership Bank Accounts. All funds of the Partnership shall be deposited in its name in an account or accounts maintained at a national or state bank. Checks shall be drawn

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upon the Partnership and may be signed by such persons as may be designated from time to time by the Managing Partner.

      11.04 Tax Matters and Reports. Any provision hereof to the contrary notwithstanding, solely for federal income tax purposes, each of the Partners hereby recognizes that the Partnership will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Partnership or expand the obligations or liabilities of the Partners. The Managing Partner shall be the "Tax Matters Partner" for all purposes related to federal, state and local income tax laws; provided, however, that the Tax Matters Partner shall not take any action which adversely affects the other Partner without such other Partner's prior written consent.

      11.05 Tax Returns. The Managing Partner shall cause to be prepared and filed all tax returns and statements, if any, which must be filed on behalf of the Partnership with any taxing authority, and shall submit copies of all such returns and statements to the Partners in time for the Partners to prepare and file their respective tax returns and statements on a timely basis. All fees, charges and other expenses payable to third party professionals such as attorneys or accountants relating to the preparation and filing of tax returns and statements or otherwise reporting of financial results of the Partnership, shall be properly chargeable as expenses of the Partnership.

      11.06 Section 754 Election. In the case of distribution of Partnership property within the provisions of Section 734 of the Code or in the case of a transfer of a Partnership interest permitted by this Agreement made within the provisions of Section 743 of the Code, the Partnership shall file an election under Section 754 of the Code in accordance with the procedures set forth in the applicable Treasury Regulations upon the request of any Partner if such requesting Partner agrees to pay all costs incurred by the Partnership in connection with the making of such election.

      11.07 No Interest. No Partner shall be entitled to be paid interest in respect of either his Capital Account or any contributions made by him to the Partnership.

                                   ARTICLE XII

                        Management of Partnership Affairs

      12.01 Major Actions. No Major Action may be taken by the Partnership or by any Partner on behalf of the Partnership without first obtaining written approval from all of the Partners.

      12.02 Management Vested in the Managing Partner.

            (a) Except as provided below in clause (b) and except for the taking of Major Actions, all responsibility and authority relating to the operations and management of the

      Partnership shall be vested in the Managing Partner. The Managing Partner is hereby authorized to take any and all actions (other than Major Actions) reasonably necessary or required to carry out the Partnership Purposes, including, without limitation, the hiring and retaining of such employees and other personnel as may be reasonably necessary, in the discretion of the Managing Partner, to efficiently and effectively use, operate and maintain the Amphitheater and otherwise fulfill the Partnership Purposes.

            (b) Notwithstanding the foregoing, Cellar Door shall be primarily responsible for the activities related to booking or otherwise engaging talent for appearance at the Amphitheater, and Cellar Door hereby agrees to provide the necessary time and services as may be required to cause the Amphitheater to be properly and adequately booked and engaged with first rate national performers; provided, however, it is understood that Cellar Door has made no guarantee as to the type or number of performances which will be booked during any Amphitheater Fiscal Year. All final decisions concerning the booking of performers or other talent into the Amphitheater shall be subject to the approval of the Managing Partner, provided, however, (i) if the Managing Partner refuses to book a particular performer or show into the Amphitheater on behalf of the Partnership which Cellar Door desires to book, then Cellar Door shall have the right, subject to availability of the Amphitheater, to rent the Amphitheater from the Partnership on a Best Commercial Basis (herein defined) for purposes of presenting such performer or show for its own account or (ii) if the Managing Partner desires to book a Pavilion Produced Tour Event (herein defined) into the Amphitheater which Cellar Door does not agree should be booked into the Amphitheater by the Partnership, then Cellar Door shall have the right to require that the Managing Partner rent the Amphitheater from the Partnership on a Best Commercial Basis for purposes of presenting such Pavilion Produced Tour Event for its own account.

            (c) As used in this Section 12.02, the following terms shall have the meanings indicated:

                  (i) "Best Commercial Basis" shall mean, at any time, the
            lowest and most favorable rental rates then made available by the Partnership to third party promoters for rental of the Amphitheater on a nightly basis, excluding rentals to municipalities, other governmental authorities or non-profit organizations.

                  (ii) "Pavilion Produced Tour Event" shall mean a performance or show which is part of a tour being produced nationally by Pavilion.

      12.03 Annual Operating Budgets. On or before October 15 of each calendar year during the existence of the Partnership, the Managing Partner shall provide to Cellar Door (i) a proposed Operating Budget for the forthcoming Amphitheater Fiscal Year setting forth in reasonable detail the various categories of Operating Expenses and the budgeted amounts for each such category to be incurred by the Partnership during the forthcoming Amphitheater Fiscal Year and
(ii) such information and materials related to the proposed Operating Budget as may be requested by

Cellar Door; provided, however, if such information and materials cannot be generated in the ordinary course of business by the Managing Partner, then (x) the Managing Partner shall provide notice thereof to Cellar Door ("Additional Cost Notice") and (y) Cellar Door shall be required to reimburse to the Managing Partner the reasonable costs incurred by the Managing Partner in generating such requested information or materials if Cellar Door renews its request for such information and materials after receipt of the Additional Cost Notice. To be adopted, a proposed Operating Budget must be approved unanimously by both Partners; however, if no Agreement is reached as to an Operating Budget for any Amphitheater Fiscal Year within forty-five (45) days after the commencement of such Amphitheater Fiscal Year, then the Operating Budget for such Amphitheater Fiscal Year shall be deemed to be, until a different Operating Budget is mutually approved by the Partners, the Operating Budget for the prior Amphitheater Fiscal Year with each line item increased by the greater of (i) 5% or (ii) the percentage increase in the CPI Index during the immediately preceding Amphitheater Fiscal Year.

      12.04 Obligations of the Managing Partner.

            (a) Subject to the other provisions of this Agreement, the Managing Partner shall manage, or cause to be managed, the affairs of the Partnership in a prudent and businesslike manner. The Managing Partner shall act as a fiduciary hereunder and in good faith in the performance of its obligations hereunder, but shall have no liability or obligation to the Partners or the Partnership for any decision made or action taken in connection with the discharge of its duties hereunder if such decision or action is (i) not a direct violation of, or in excess of the authority granted by, the provisions of this Agreement and (ii) made or taken in good faith and in the best interests of the Partnership, irrespective of whether the same may be reasonably prudent or whether bad judgment or negligence (excluding gross negligence) was exercised or involved in connection therewith.

            (b) The Managing Partner and all of its partners, agents, employees, officers, directors and other representatives shall be indemnified and held harmless by the Partnership, to the extent of the assets of the Partnership, from and against any and all claims, demands, liabilities, costs (including, without limitation, the cost of litigation and reasonable attorneys' fees), damages and causes of action of any nature whatsoever arising out of a claim asserted by any third party and relating to the management of the affairs of the Partnership, except where the claim at issue is based upon (i) the gross negligence or willful misconduct of the indemnified party or (ii) an action taken by the indemnified party in direct violation of, or in excess of the authority granted by, the provisions of this Agreement. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all rights, remedies and recourses to which the indemnified parties described herein shall be entitled, whether pursuant to some other provision of this Agreement, at law or in equity.

      12.05 Obligations of Cellar Door.

            (a) Cellar Door shall fulfill its obligations specified in Section 12.02(b) hereof in a prudent and businesslike manner. Cellar Door shall act as a fiduciary hereunder and in good faith in the performance of its obligations hereunder, but shall have no liability or obligation to the Partners or the Partnership for any decision made or action taken in connection with the discharge of its duties hereunder if such decision or action is (i) not a direct violation of, or in excess of the authority granted by, the provisions of this Agreement and (ii) made or taken in good faith and in the best interests of the Partnership, irrespective of whether the same may be reasonably prudent or whether bad judgment or negligence (excluding gross negligence) was exercised or involved in connection therewith.

            (b) Cellar Door and all of its partners, agents, employees, officers, directors and other representatives shall be indemnified and held harmless by the Partnership, to the extent of the assets of the Partnership, from and against any and all claims, demands, liabilities, costs (including, without limitation, the cost of litigation and reasonable attorneys' fees), damages and causes of action of any nature whatsoever arising out of a claim asserted by any third party and relating to the management of the affairs of the Partnership, except where the claim at issue is based upon (i) the gross negligence or willful misconduct of the indemnified party or (ii) an action taken by the indemnified party in direct violation of, or in excess of the authority granted by, the provisions of this Agreement. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all rights, remedies and recourses to which the indemnified parties described herein shall be entitled, whether pursuant to some other provision of this Agreement, at law or in equity.

      12.06 Action Without Meeting. Any action required by the Partnership Act or by this Agreement to be taken at a meeting of the Partners, or any action which may be taken at a meeting of the Partners, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Partners entitled to participate in the management of the Partnership pursuant to the terms of the Partnership Act and such consent shall have the same force and effect as a vote of the Partners.

      12.07 Transactions with Partners and Affiliates of Partners. Each Partner hereby agrees that, with respect to any and all contracts and agreements entered into by and between the Partnership and any Partner or any Affiliate of a Partner, (i) the existence thereof shall be disclosed to the other Partner, (ii) copies thereof shall be made available to such other Partner along with any details and other information related thereto and (iii) the execution of each such contract and agreement shall require the consent of the other Partner (which consent shall not be unreasonably withheld or delayed).

      12.08 Loaned Employees. Notwithstanding the provisions of Section 12.07 hereof, but subject to the provisions hereof relating to the Partnership's Operating Budget, the Managing Partner shall have the express right and authority to fill the staffing needs of the Partnership by causing employees of the Managing Partner, the partners of the Managing Partner, Affiliates of the partners of the Managing Partner, Cellar Door or Affiliates of Cellar Door to provide services to the Partnership on a full or part-time basis. Each such employee who is so loaned to the Partnership shall have all or such appropriate portion of his or her salary and benefit costs reimbursed by the Partnership to the actual employer of such employee. Upon request of Cellar Door, the Managing Partner shall provide a list of all individuals who have been loaned to the Partnership pursuant to the provisions of this Section 12.08 and the details as to the compensation arrangement for each such individual.

                                  ARTICLE XIII

                                Other Activities

      13.01 Generally. Subject to the provisions of Sections 13.02 and 13.03 hereof, this Agreement shall not preclude or limit in any respect the right of any Partner to engage or invest in any business activity of any nature or description, including those which may be similar to the business of the Partnership. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or any relationships created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, unless otherwise provided by any applicable rule of law.

      13.02 Provisions Regarding Booking of Events in South Florida Area.

            (a) Prior to the dissolution of the Partnership, neither Partner nor any of its Affiliates shall (i) present, produce or promote, for its own account or for the account of others, any Event in the South Florida Area (other than at the Amphitheater) which is part of an Amphitheater Tour or
      (ii) assist or otherwise participate in the booking of any Event in the South Florida Area (other than at the Amphitheater) which is part of an Amphitheater Tour unless and except such Partner (or its Affiliate) first offers to the Partnership the right and option to book any such Event into the Amphitheater on the same or better terms.

            (b) The provisions of clause (a) of this Section 13.02 shall not apply with respect to any Event for which the headline act has been presented with a fair and competitive offer to appear at the Amphitheater but who unilaterally, and with no provocation or encouragement from any officer, employee, representative, attorney, contractor or agent of a Partner or any Affiliate of such Partner, refuses to perform at the Amphitheater; provided, however, if either Partner or any of its Affiliates proposes to promote, present or produce any such Event in the South Florida Area during the term of the Partnership pursuant to the provisions of this Section 13.02(b), then (A) such Partner must provide oral notice to a designated representative of the other Partner (to be confirmed by fax) as to its plans for such Event, (B) such Partner must advise the other Partner as to the terms offered to the headline act for such Event by such Partner (or any of its Affiliates) for appearance at another venue in the South Florida Area simultaneously with, or prior to, the making of each such offer, (C) such Partner shall be obligated to make additional and better offers to the headline act appearing in such Event on behalf of the Partnership upon the direction of the other Partner and (D) such Partner shall be obligated to offer to the Partnership an option and right to co-produce, co-promote and co-present such Event on a 50-50 basis with such Partner (or its Affiliate) if such Partner successfully arranges for the booking of such Event at another venue in the South Florida Area. As used in the immediately preceding sentence, the phrase "co-produce, co-promote and co-present such Event on a 50-50 basis" means sharing on a 50-50 basis (i) in all revenues related in anyway to such Event and to which such Partner (or its Affiliate) is entitled, (ii) in all discounts, rebates and other similar expense reductions to which such Partner (or its Affiliate) may be entitled and (iii) in all costs, expenses and losses which may be suffered or incurred by such Partner (or its Affiliate); provided, however, if such Event is being presented at a venue owned or controlled by such Partner (or any of its Affiliates), then the amounts paid to such venue for rent and other expenses related to such Event shall not exceed arms-length amounts consistent with industry practices.

            (c) Any offer required to be made pursuant to the provisions of
      Section 13.02(b) by a Partner to the Partnership with respect to any Event must (i) be made in writing or, if made orally, confirmed in writing by facsimile within 24 hours after such oral notice, (ii) include such information concerning the economic terms and conditions of such Event as the Partnership may reasonably request and (iii) be open for acceptance for no less than three (3) business days. The decision as to whether the Partnership shall accept or reject any offer required to be made pursuant to the provisions of Section 13.02(b) hereof by a Partner shall be made by the other Partner. If, after the Partnership has declined any offer made by a Partner pursuant to the provisions of Section 13.02(b) with respect to any Event, then such Partner (or its Affiliates) shall have the right to present, produce or promote for its own account, or for the account of others, such Event in a venue in the South Florida Area; provided, however, if the economic terms and conditions of such Event should thereafter change in any material respect, then such Partner shall re-offer such Event to the Partnership in accordance with the provisions hereof.

      13.03 Competitive Outdoor Facilities. During the term of the Partnership, each of the Partners and all of their respective Affiliates shall be precluded from being involved and hereby covenant not to become involved in any manner whatsoever, directly or indirectly, in the ownership or management of any Competitive Outdoor Facility.

      13.04 Competitive Enclosed Facilities. Neither Partner nor any of its Affiliates shall become involved in any manner whatsoever, directly or indirectly, in the ownership or management of any Competitive Enclosed Facility unless and except such Partner offers to the other Partner the right and option to acquire, on the same terms, twenty-five percent (25%) of the interest in such Competitive Enclosed Facility being acquired by such Partner (or its Affiliate).

                                   ARTICLE XIV

               Pavilion's Call Option and Cellar Door's Put Option

      14.01 Put and Call Option. On and subject to the provisions set forth below, (i) Pavilion shall have the right and option ("Call Option") to purchase Cellar Door's Partnership Interest and (ii) Cellar Door shall have the right and option ("Put Option") to require Pavilion to purchase Cellar Door's Partnership Interest (the Call Option and the Put Option being herein collectively called the "Options" and individually called an "Option"):

            (a) Neither of the Options may be exercised by either party at any time prior to November 1, 2000.

            (b) In order to validly exercise its respective Option, a Partner must provide written notice ("Option Election Notice") of the exercise thereof to the other Partner within 60 days after the end of an Amphitheater Fiscal Year.

            (c) Upon a valid exercise of an Option by either Partner, Cellar Door shall be obligated to sell its Partnership Interest to Pavilion and Pavilion shall be obligated to purchase Cellar Door's Partnership Interest for a purchase price ("Option Purchase Price") equal to the sum of (A) the product of(i) the Applicable Multiplier and (ii) Cellar Door's Percentage Interest of the average Cash Flow Amount for the three Amphitheater Fiscal Years immediately preceding the delivery of the Option Election Notice plus (B) the aggregate amount of Cellar Door's capital contributions made pursuant to Section 5.02 hereof.

            (d) As used herein, the term "Applicable Multiplier" shall mean (i) two (2) if Cellar Door exercised the Put Option and (ii) five (5) if Pavilion exercised the Call Option.

            (e) The closing ("Closing") of the sale of Cellar Door's Partnership Interest following a valid delivery of an Option Election Notice shall occur on a date mutually selected by Pavilion and Cellar Door but in no event later than the date which is forty-five (45) days after delivery of the Option Election Notice. The Closing shall occur at such place in Florida as may be designated by Pavilion. At the Closing, each of the Partners shall be obligated to do the following:

                  (i) Pavilion shall cause the Option Purchase Price to be paid to Cellar Door in immediately available funds at the Closing.

                  (ii) Cellar Door shall execute and deliver such instruments of assignment as may be reasonably required by Pavilion containing warranties that its Partnership Interest is being conveyed to Pavilion (or any designee of Pavilion) free and clear of all liens, claims, charges and encumbrances.

                  (iii) Cellar Door shall execute, such reasonable documents as may be required by Pavilion to evidence the agreement of Cellar Door to be bound by the non-compete covenants contained in Section 14.02 hereof following the Closing of the Put Option.

                  (iv) Pavilion shall execute such instruments or documents as may be necessary to (x) release Cellar Door from all future accruing obligations under this Agreement (other than those created in Section 14.02 hereof) and (y) indemnify Cellar Door with respect to all debts, liabilities and obligations of the Partnership to third parties, whether then existing or thereafter to be created.

      14.02 Termination of Non-Compete. Following the closing of the sale of Cellar Door's Partnership Interest pursuant to an exercise of the Call Option or the Put Option, neither Partner (nor any of its Affiliates) shall be subject to any continuing restriction on its business activities pursuant to the provisions of this Agreement.

      14.03 Specific Performance. It is expressly agreed that the remedy at law for breach of the obligation to sell or buy Cellar Door's Partnership Interest following an exercise of one of the Options is inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of such breach and (ii) the uniqueness of the Partnership business and the Partnership relationship. Accordingly, it is agreed that the obligation to buy and sell Cellar Door's Partnership Interest following an exercise of one of the Options shall be enforceable by an equitable order of specific performance.

                                   ARTICLE XV

                              Defaults and Remedies

      15.01 Default by Partner. If any Partner ("Defaulting Partner") fails to timely perform any of its obligations contained in this Agreement, or materially violates the terms of this Agreement, then the other Partner ("Non-Defaulting Partner") shall have the right to give the Defaulting Partner a notice ("Default Notice") specifically setting forth the nature of such failure or violation and stating that the Defaulting Partner shall have a period of ten (10) days to pay any sums of money specified therein as due and owing to the Partnership or to any Partner or, if the failure or violation is a non-monetary default and is capable of being cured, thirty (30) days to cure such default specified therein. If the monies specified in the Default Notice are not paid within such ten (10) day period, or if such non-monetary failures or violations are not capable of being cured or, if capable of being cured, such Defaulting Partner has not cured such non-monetary failures or violations within such thirty (30) day period, then a "Partner Default" shall be deemed to have occurred with respect to such Defaulting Partner. If a Defaulting Partner cures in all material respects all of its failures or violations which are capable of being cured within the aforesaid notice and cure periods, then such defaults shall be deemed no longer to exist and such Partner shall be deemed no longer to constitute a Defaulting Partner.

      15.02 Rights and Remedies. Upon the occurrence of a Partner Default, the Non-Defaulting Partner and the Partnership shall each have the following rights, options and remedies which shall be cumulative and may be exercised concurrently or independently in the sole and absolute discretion of the Non-Defaulting Partner:

            (a) The right to bring an action at law by or on behalf of the Partnership or the Non-Defaulting Partner in order to recover the amounts owed, if any, and any incidental or consequential damages arising from such default (including, without limitation, reasonable attorneys' fees and disbursements incurred or paid by the Partnership or the Non-Defaulting Partner, as the case may be, in prosecuting any such action).

            (b) The right to bring any proceeding in the nature of injunction, specific performance or other equitable remedy, it being acknowledged by each of the Partners that damages at law may be an inadequate remedy for such default.

            (c) If a sum of money is owed to the Partnership, the Non-Defaulting Partner may advance the sum of money owed to the Partnership by the Defaulting Partner with the following results:

                  (i) The sum thus advanced shall be deemed to be a loan from the Non-Defaulting Partner to the Defaulting Partner;

                  (ii) The principal balance of such deemed loan shall be due and payable in whole upon written demand from the Non-Defaulting Partner to the Defaulting Partner;

                  (iii) The principal balance of such deemed loan shall bear interest at the Permitted Rate compounded monthly; and

                  (iv) All distributions from the Partnership that would
            otherwise be made to the Defaulting Partner (whether before or after dissolution of the Partnership) shall, instead, be paid to the Non-Defaulting Partner until such loan and all interest accrued thereon has been repaid in full.

            (d) If a sum of money is owed by the Defaulting Partner to the Non-Defaulting Partner, the Non-Defaulting Partner may require that all distributions that would otherwise be made to the Defaulting Partner (whether before or after dissolution of the Partnership) shall, instead, be paid to the Non-Defaulting Partner until all such amounts owed have been repaid in full.

            (e) For purposes of voting or giving any consents or approvals under any provisions of this Agreement, the right to deny the Defaulting Partner any of its voting, consent or approval rights under this Agreement.

            (f) The option to purchase the Partnership Interest of the Defaulting Partner at a purchase price equal to seventy-five percent (75%) of the then balance in its Capital Account, which purchase price shall be payable in five (5) equal annual installments of principal, together with interest at the rate of eight percent (8%) per annum. The option set forth in this clause (f) is being provided in view of the fact that the prospects for the Partnership and the Partnership Interest of the Non-Defaulting Partner will be placed in jeopardy upon the occurrence of a Partner Default by a Defaulting Partner, all with potential damages to the Non-Defaulting Partner and the Partnership which cannot be foreseen or reasonably ascertained. Any Defaulting Partner whose Partnership Interest is purchased under the provisions of this clause (f) shall (i) remain liable for its Percentage Interest of the Partnership's liabilities in existence at the time of the closing of such purchase and (ii) remain subject to the restrictions on competitive activities set forth in Article XIII hereof for a period of three (3) Amphitheater Fiscal Years following completion of the purchase of its interest pursuant to this clause (f). The Non-Defaulting Partner may, at its option, designate any third party of its choosing to exercise the option granted to it in this clause (f).

                                   ARTICLE XVI

                              Voluntary Withdrawal

      No Partner shall have the right to, and each Partner agrees that it will not, withdraw voluntarily from the Partnership. In the event any Partner withdraws from the Partnership in contravention of this Agreement, such withdrawing Partner shall remain liable for its Percentage Interest of the Partnership liabilities in existence at the, time of its withdrawal and shall, in addition, be liable for all damages attributable to its breach of this Agreement. The withdrawal of a Partner in contravention of this Article XVI shall not cause the Partnership to be dissolved, and such withdrawing Partner shall be deemed to be an assignee of a Partner's Partnership Interest and shall have only the rights provided a Partner's assignee under the provisions of the Partnership Act.

                                  ARTICLE XVII

                           Dissolution and Termination

      17.01 Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following:

            (a) The unanimous agreement of the Partners;

            (b) The dissolution of the Partnership pursuant to Article IV; or

            (c) The sale, transfer, assignment or termination of all or substantially all of the Partnership's ownership interest in the Amphitheater.

      The dissolution shall be effective on the day on which the event occurs causing dissolution ("Effective Date of Dissolution"), but the Partnership shall not terminate until the assets have been distributed in accordance with the provisions of this Agreement.

      17.02 Nondissolution Events. None of the following events shall constitute or cause the dissolution of the Partnership, with the result that, upon the happening of any one or more of these events, no one shall have the right to compel the termination and liquidation of the Partnership:

            (a) the bankruptcy, dissolution or liquidation of a Partner; or

            (b) the withdrawal of a Partner.

Each Partner waives its right and power either to dissolve the Partnership, or to seek a court decree of dissolution.

      17.03 Distributions Upon Dissolution. On dissolution of the Partnership, the Partners shall proceed diligently to wind up the affairs of the Partnership and distribute its assets. The Managing Partner shall decide which Partnership assets are to be sold for cash and which are to be distributed in kind. The Partnership's assets, or the proceeds of their sale, shall be applied or distributed (after all adjustments to the Capital Accounts of the Partners which are required (i) following any sale of Partnership property or (ii) by the Treasury Regulations upon a distribution of an item of Partnership property in kind) in the following order of priority:

            (a) In payment of all liabilities of the Partnership to creditors other than Partners. If any liability is contingent or uncertain in amount, a reserve equal to the maximum amount for which the Partnership could be reasonably held liable shall be established. Upon the satisfaction or other discharge of that contingency, the amount of the reserve not required, if any, will be treated as income to the extent previously treated as a deduction.

            (b) In payment of any loans owed by the Partnership to any Partner.

            (c) To the Partners in proportion to and to the extent of the balance in their respective Capital Accounts.

                                  ARTICLE XVIII

                              Transfer Restrictions

      18.01 Partner Interest. Except for a transfer of a Partnership Interest made pursuant to the provisions of Article XIV of this Agreement, neither Partner shall have the right to sell, assign, convey, transfer, pledge or hypothecate, by operation of law or otherwise, all or any portion of its Partnership Interest without the prior consent of the other Partner, it being agreed and acknowledged that such consent may be withheld in such other Partner's sole discretion for any reason whatsoever. Any purported sale, assignment, conveyance, transfer, pledge or hypothecation of any Partner's Partnership Interest in violation of the provisions of this Section 18.01 shall be voidable at the option of the other Partner.

      18.02 Cellar Door's Stock.

            (a) No capital stock of Cellar Door may, at any time, be issued to, sold, conveyed or otherwise transferred to any Person other than to a Qualified Cellar Door Shareholder. However, as a condition to the issuance, sale, conveyance or transfer of any Cellar Door capital stock to any Qualified Cellar Door Shareholder, the Qualified Cellar Door Shareholder acquiring ownership of such capital stock shall be required to deliver a written instrument to the Partnership and to Pavilion in which it agrees to be bound by the transfer restrictions contained in this
      Section 18.02 with respect to the capital stock of Cellar Door.

            (b) Notwithstanding the transfer restrictions contained in Section 18.02(a) hereof, capital stock of Cellar Door may be issued, sold, conveyed or otherwise transferred to a Person which is not a Qualified Cellar Door Shareholder so long as all of the following conditions are fulfilled:

                  (i) A majority of each class of capital stock of Cellar Door shall be owned by Qualified Cellar Door Shareholders immediately following such proposed issuance, sale, conveyance or transfer;

                  (ii) Cellar Door shall have provided at least thirty (30) days prior to such proposed issuance, sale, conveyance or other transfer
            (x) a notice ("Minority Sale Notice") to Pavilion containing the name, address and business of the Person to whom the capital stock of Cellar Door is proposed to be issued, sold, conveyed or otherwise transferred and the specific economic terms and conditions of such proposed issuance, sale, conveyance or other transfer and (y) an offer in favor of Pavilion to acquire the capital stock of Cellar Door which is proposed to be issued, sold, conveyed or otherwise transferred on the same economic terms and conditions described in the Minority Sale Notice. To avoid uncertainty, ambiguity or doubt, it is hereby expressly stipulated and acknowledged that the provisions of this Section 18.02(b)(ii) shall apply solely and exclusively to the capital stock of Cellar Door only and not to the capital stock of any of its Affiliates.

                  (iii) The closing of such issuance, sale, conveyance or other transfer of the capital stock of Cellar Door shall have occurred (x) between 30 and 120 days following receipt of the Minority Sale Notice by Pavilion and (y) upon the same economic terms and conditions as are described in the Minority Sale Notice.

      If Pavilion elects to acquire any capital stock of Cellar Door pursuant to an offer contained in a Minority Sale Notice, then it must provide Cellar Door notice thereof within thirty (30) days following receipt of the Minority Sale Notice and must close on such acquisition within sixty (60) days following receipt of the Minority Sale Notice. If the proposed issuance, sale, conveyance or other transfer of the capital stock of Cellar Door is a part of a transaction which involves the acquisition by a Person which is not a Qualified Cellar Door Shareholder of a minority interest in substantially all of the Cellar Door affiliated group of companies, then the allocation of price to the capital stock of Cellar Door to be included in the Minority Sale Notice shall be made by Cellar Door in good faith giving due consideration to the relative values of the Partnership Interest of Cellar Door in the Partnership and the balance of the assets being transferred to such person.

            (c) Cellar Door shall cause John J. Boyle to execute, of even date herewith, a certificate or other instrument in form reasonably acceptable to Pavilion confirming that (i) he is the owner of all of the issued and outstanding capital stock of Cellar Door, (ii) his stock ownership interest in Cellar Door will be burdened by and encumbered with the transfer restrictions contained in this Section 18.02 and (iii) all share certificates evidencing the capital stock in Cellar Door will include an appropriate legend which references the transfer restrictions contained in this Section 18.02. A default by John J. Boyle under such certificate shall be deemed a default by Cellar Door under this Agreement.

      18.03 Pavilion's Partnership Interests. Without the prior written consent of Cellar Door, no partnership interest in Pavilion may, at any time, be issued to, sold, conveyed or otherwise transferred to any Person, if as a result of such issuance, sale, conveyance or transfer, 50% or more of the partnership interests in Pavilion will be controlled by one or more Persons other than PACE, Sony and Viacom and Affiliates of PACE, Sony or Viacom. By executing this Agreement in its capacity as a general partner of Pavilion, each of the partners of Pavilion, in their individual capacity, hereby (i) represent and warrant that they are the sole general partners of Pavilion, (ii) covenant and agree that their respective partnership interests in Pavilion shall be burdened by and encumbered with the transfer restrictions contained in this Section 18.03 and
(iii) agree that all certificates (if any) evidencing their partnership interest in Pavilion shall include an appropriate legend which references the transfer restrictions contained in this Section

      18.03. A default by any of the Partners of Pavilion with respect to the obligations undertaken in this Section 18.03 shall be deemed to be a default by Pavilion under this Agreement.

                                   ARTICLE XIX

                            Miscellaneous Provisions

      19.01 Notices. All notices, offers, approvals, elections, consents, acceptances, waivers, reports, requests and other communications required or permitted to be given hereunder (all of the foregoing hereinafter collectively referred to as "Communications") shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail or equivalent, if available, return receipt requested, or by facsimile, telex or cablegram (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such facsimile, telex or cablegram is sent), or by recognized overnight courier for next day delivery, addressed or sent to the parties at the following addresses and facsimile numbers or to such other additional address or facsimile number as any party shall hereafter specify by Communication to the other parties:

      Pavilion:          c/o SM/PACE, Inc.
                         515 Post Oak Blvd., Suite 300
                         Houston, Texas 77027
                         Facsimile No.: 713-622-8461
                         Attention: Mr. Jeffry B. Lewis

      with copies to:    Michael F. Rogers
                         Gardere Wynne Sewell & Riggs, L.L.P.
                         333 Clay Avenue, Suite 800
                         Houston, Texas 77002
                         Facsimile No.: (713) 308-5808

      Cellar Door:       Cellar Door
                         7800 Cellar Door Drive
                         Bristow, VA  20136
                         Attention: Mr. John J. Boyle

      with a copy to:    Richard A. Rosenbaum
                         Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel
                         515 East Las Olas Boulevard
                         Fort Lauderdale, Florida 33301

      19.02 Delaware Law to Apply. This Agreement shall be construed under and in accordance with laws of the State of Delaware without giving any effect to the choice of law principles in the State of Delaware.

      19.03 Other Instruments. The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the Partnership created by this Agreement.

      19.04. Amendment. This Agreement may be amended or modified by the Partners from time to time but only upon approval by all of the Partners contained in a written instrument.

      19.05 Headings. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

      19.06 Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this Agreement.

      19.07 Legal Construction. In case any one or more of the provisions contained in this Partnership Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Partnership Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

      19.08 Counterparts. This Partnership Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original.

      19.09 Gender. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

      19.10. Affiliate Liability. Notwithstanding anything to the contrary contained herein, or implied hereby, in no event shall any Person, except for the Partners and the general partners of Pavilion, be liable for the responsibilities, obligations or liabilities of either of the Partners hereunder. In that connection, it is specifically agreed and acknowledged that, except for the general partners of Pavilion and except for the obligations undertaken John J. Boyle pursuant to the execution of separate documents referenced herein, no officer, shareholder, director or other Affiliate of a Partner shall be liable for any of the responsibilities, liabilities or obligations of any Partner hereunder.

      19.11 Prior Agreements Superseded. This Agreement supersedes any prior understandings or written' or oral agreements between the parties respecting the within subject matter.

      19.12 Attorneys Fees. The prevailing party in any dispute, litigation or other proceeding between the parties hereto involving the subject matter of this Agreement shall be entitled to be reimbursed by the other party for all of its reasonable attorneys' fees incurred or paid in connection with the pursuit of such dispute, litigation or other proceeding.

      19.13 Effective Date. Although this Agreement has been executed on June 11, 1997, it is agreed and understood that it shall be effective as of May 15, 1996. Accordingly, although Pavilion held title to the Amphitheater through and until the date of the execution hereof, it is agreed that the books and records related to the operation of the Amphitheater shall be kept and maintained as if the Partnership owned and operated the Amphitheater since May 15, 1996.

      EXECUTED as of the day and year first written above.


                                        CDC/SMT, INC.
                                        a Florida corporation


                                        By:  /s/ A.J. Wasson
                                             -----------------------------------
                                             Name:  A.J. Wasson
                                                    ----------------------------
                                             Title: Executive Vice President
                                                    ----------------------------


                                                                   "CELLAR DOOR"


                                        PAVILION PARTNERS, a
                                        Delaware general partnership

                                        By:  SM/PACE, Inc., a Texas corporation
                                             and its managing partner


                                        By:  /s/Rodney L. [ILLEGIBLE]
                                             -----------------------------------
                                             Name: Rodney L. [ILLEGIBLE]
                                                    ----------------------------
                                             Title: Vice President
                                                    ----------------------------

                                                                      "PAVILION"

                                   Exhibit "A"

                                GLOSSARY OF TERMS

      Affiliate: With respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and under "common control with") when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

      Applicable Multiplier: Shall have the meaning assigned to it pursuant to
Section 14.01(d) hereof.

      Applicable Outdoor Facilities: Any outdoor entertainment facility other than (i) sports stadiums with a capacity of more than 40,000 persons and (ii) small outdoor facilities with a capacity of less than 4000 persons

      Amphitheater: The outdoor entertainment facility currently being constructed by Pavilion on the Amphitheater Site.

      Amphitheater Tour: Any Tour which includes within it performances at (A) two or more Applicable Outdoor Facilities which are owned, managed, booked or operated by (i) Pavilion, (ii) Cellar Door, (iii) any Affiliate of Pavilion or the partners of Pavilion or (iv) any Affiliate of Cellar Door or (B) any four or more Applicable Outdoor Facilities.

      Amphitheater Fiscal Year: Each twelve month period commencing on November 1 of a calendar year and ending on October 31 of the subsequent calendar year.

      Amphitheater Site: That certain tract of property located in Palm Beach County, Florida being more fully described on Exhibit "B" attached hereto.

      Available Cash: After repayment of all outstanding Deficit Loans, cash held by the Partnership at the end of any Amphitheater Fiscal Year which, in the reasonable judgment of the Managing Partner, is not required for a necessary working capital reserve for the obligations or business needs of the Partnership during the next succeeding Amphitheater Fiscal Year.

      Call Option: Shall have the meaning assigned to it pursuant to Section
14.01 hereof.

      Capital Account: The tax capital account maintained by the Partnership for each Partner in accordance with, and as required by, the provisions of Section
7.03 of this Agreement.

      Cash Flow Amount: For any Amphitheater Fiscal Year, the amount of the Partnership's net income (as determined in accordance with generally accepted accounting principles) during such Amphitheater Fiscal Year plus the amount of depreciation and amortization deductions taken by the Partnership during such Amphitheater Fiscal Year in calculating the Partnership's earnings minus the amount of all regularly scheduled principal payments paid during such Amphitheater Fiscal Year on the Senior Debt and minus the amount of all sums expended by the Partnership (other than Development Costs) during such Amphitheater Fiscal Year for repairs, capital improvements and other items which are required to be capitalized pursuant to generally accepted accounting principles.

      Cellar Door: CDC/SMT, Inc., a Florida corporation.

      Closing: Shall have the meaning assigned to it pursuant to Section 14.01(c) hereof.

      Code: The Internal Revenue Code of 1986, as amended.

      Competitive Enclosed Facility: Any Competitive Facility other than a Competitive Outdoor Facility.

      Competitive Facility: Any building, arena, amphitheater, bowl, stadium, hall, auditorium or other venue located in the South Florida Area (other than the Amphitheater) in which Events can be presented with a capacity for more than 2,100 people, other than (i) Sunrise and (ii) a venue designed and used primarily for the presentation of performing arts events such as symphony, opera, ballet and theatrical performances.

      Competitive Outdoor Facility: Any open-air and unenclosed Competitive Facility.

      CPI Index: Consumer Price Index for All Urban Consumers (all U.S. cities), 1982 - 84 equals 100 Base, published monthly by the U.S. Department of Labor's Bureau of Labor Statistics, or any successor publication.

      Current Actual Knowledge: When used with respect to Pavilion, the current actual conscious knowledge of Brian E. Becker, Jeffry B. Lewis and Michael F. Rogers.

      Default Notice: Shall have the meaning assigned to it pursuant to Section
15.01 hereof.

      Defaulting Partner: Shall have the meaning assigned to it pursuant to
Section 15.01 hereof.

      Deficit Loan: A loan extended by a Partner to the Partnership pursuant to the provisions of Section 6.03 hereof.


                                   Exhibit "A"

      Development Costs: The (i) Old Development Costs and (ii) costs and expenses incurred in connection with the development or construction of the Amphitheater, including the following:

            (a) Costs incurred in connection with land planning, engineering and designing such as fees to architects, engineers, land planners, environmental consultants and other similar professionals.

            (b) Legal fees and accounting fees incurred in connection with (i) negotiating, preparing and executing the Lease Agreement and all other agreements or contracts necessary for the operation and use of the Amphitheater (such as a food and beverage concession agreement) and (ii) regulatory matters related to land planning and use.

            (c) Premiums, costs and charges related to the obtaining of title commitments and title insurance for the leasehold estate and the liens created pursuant to the Senior Mortgage.

            (d) Costs and fees incurred in connection with obtaining surveys and plats of the Amphitheater site and surrounding land.

            (e) Direct costs of construction, including costs of materials and labor and fees payable to contractors and construction managers or consultants.

            (f) Costs of acquiring rights-of-way, easements or similar rights necessary for the construction or subsequent operation of the Amphitheater.

            (g) The start-up costs related to the opening of the Amphitheater in its first year of operation, to the extent that such start-up costs are capitalized by Pavilion in accordance with its past practices.

      Development Cost Notice: Shall have the meaning assigned to it pursuant to
Section 5.02(b) hereof.

      Effective Date of Dissolution: Shall have the meaning assigned to it pursuant to Section 17.01 hereof.

      Event: Any live performance or concert featuring professional musicians, performers or artists, but excluding "free" performances or concerts for which no patron or spectator is required to pay an admission price.

      Gross Asset Value: Subject to the adjustments described in the next succeeding sentence, the fair market value of each item of Partnership property at the time of contribution to the capital of the partnership. The Gross Asset Value of each item of Partnership property shall be


                                   Exhibit "A"
adjusted by depreciation, amortization or other cost recovery deductions determined pursuant to Section 7.03(c)(ii) of this Agreement.

      Hazardous Substances: Any hazardous, toxic or contaminated substance or material within the scope of any federal, state or local environmental law or ordinance.

      Initial Gross Contribution Amount: Shall have the meaning assigned to it pursuant to Section 5.01(b) hereof.

      Lease Agreement: That certain Lease Agreement dated effective as of January 4, 1995 and entered into by and between South Florida Fair and Palm Beach County Expositions, Inc. ("Landlord"), as lessor, and Pavilion, as lessee, and covering the Amphitheater, as amended pursuant to that certain First Amendment to Lease dated June 5, 1995 and that certain Second Amendment to
Lease dated July 31, 1995. A Memorandum of the Lease Agreement was filed in Official Records Book 8871, Page 826 of the Public Records of Palm Beach County, Florida.

      Major Actions: Any acts taken, sums expended or obligations incurred on behalf of the Partnership for any of the following activities:

            (a) borrowing any sums of money on behalf of the Partnership or modifying the terms of any existing indebtedness of the Partnership other than (i) Routine Renewals of the Senior Debt, (ii) loans received from any Partner as contemplated in Sections 6.02, 6.03, or 6.04 hereof and (iii) trade payables and other accounts payable incurred in the ordinary course of the business of the Partnership;

            (b) acquiring any property on behalf of the Partnership which does not relate to the ownership, use, operation or maintenance of the Amphitheater;

            (c) expending any funds of the Partnership for Operating Expenses in amounts which (i) exceed by 10% or more the amounts permitted to be expended in any single line item of the Partnership's then effective Operating Budget or (ii) would result in the total amount of Operating Expenses actually expended for any Amphitheater Fiscal Year to exceed the total budgeted amount of Operating Expenses set forth in the Operating Budget for such Amphitheater Fiscal Year;

            (d) granting a right of possession or management rights to any Person at the Amphitheater by lease, license, sublease or other arrangement for a term of two years or more;

            (e) commencing any item of litigation involving an amount in dispute of $100,000 or more;


                                   Exhibit "A"

            (f) commencing, or permitting to commence, any bankruptcy proceeding against the Partnership;

            (g) engaging in any other business venture or entrepreneurial activity other than that directly related to the Partnership Purposes;

            (h) selling or otherwise transferring all or substantially all of the Partnership's interest in the Amphitheater;

            (i) except as expressly contemplated to the contrary in Section
      12.03 hereof, approving or amending any Operating Budget;

            (j) entering into any new line of business; and

            (k) selling or otherwise transferring any item of property which does not relate to the ownership, use, operation or maintenance of the Amphitheater.

      Managing Partner: Pavilion.

      Minority Sale Notice: Shall have the meaning assigned to it pursuant to
Section 18.02(b)(ii) hereof.

      Non-Defaulting Partner: Shall have the meaning assigned to it pursuant to
Section 15.01 hereof.

      Old Development Costs: $421,590 of costs previously incurred and paid by PACE Music Group, Inc. in connection with and related to the pursuit of potential amphitheater developments in the South Florida Area which were never constructed. The Old Development Costs are detailed on Exhibit "C" attached hereto.

      Operating Budget: The budget of Operating Expenses of the Partnership to be prepared for each Amphitheater Fiscal Year in accordance with and pursuant to the provisions of Section 12.03 hereof.

      Operating Expenses: The overhead and operating expenses of the Partnership which relate to the day-to-day operation of the Amphitheater such as salaries for employees and staff for the Amphitheater, utility costs for the Amphitheater, insurance costs relating to the maintenance of casualty and liability insurance for the Amphitheater, interest on the Senior Debt, costs relating to maintenance, repair and upkeep of the Amphitheater and the personal property and equipment used in connection with the operation of the Amphitheater and costs for the purchase of office supplies and equipment. Notwithstanding anything to the contrary implied by the immediately preceding sentence, none of the following types of expenditures or expenses shall be "Operating Expenses" for purposes of this Agreement:


                                   Exhibit "A"

            (a) the costs directly attributable to or associated with the booking, production, presentation or promotion of any performance or event at the Amphitheater such as artist costs, advertising costs and costs of staging;

            (b) costs or expenses which must be incurred as the result of any emergency, casualty or other unforeseeable occurrence at the Amphitheater; and

            (c) any and all rent and other payments due and payable by the Partnership under and pursuant to the terms of the Lease Agreement.

      Operating Expense Notice: Shall have the meaning assigned to it pursuant to Section 5.04(a) hereof.

      Options: Shall have the meaning assigned to it pursuant to Section 14.01 hereof.

      Option Election Notice: Shall have the meaning assigned to it pursuant to
Section 14.01(b) hereof.

      Option Purchase Price: Shall have the meaning assigned to it pursuant to
Section 14.01(c) hereof.

      PACE: PACE Entertainment Corporation, a Texas corporation.

      Partners: Pavilion and Cellar Door. The term "Partners" shall not include any assignee of a Partner's Partnership Interest, unless the other Partner agrees to admit such assignee to the Partnership.

      Partnership: The Partnership created by this Agreement.

      Partnership Act: The Delaware Uniform Partnership Act, Title 6, Chapter 15 of the Delaware Code (1974 Revision), as amended from time to time.

      Partnership Interest: All of the interest of any Partner in the Partnership, including his (i) right to a distributive share of the profits and losses of the Partnership, (ii) right to a distributive share of the assets of the Partnership, and (iii) right to participate in the management of the affairs of the Partnership.

      Partnership Purposes: The purposes for which the Partnership is formed as set forth in Article III of this Agreement.

      Pavilion: Pavilion Partners, a Delaware general partnership whose sole general partners are (i) SM/PACE, Inc., a Texas corporation and indirect wholly-owned subsidiary of PACE, and


                                   Exhibit "A"

(ii) Amphitheater Entertainment Partnership, a Delaware general partnership whose sole general partners are wholly-owned subsidiaries of Sony and Viacom.

      Pavilion's Initial Balance: Shall have the meaning assigned to it pursuant to Section 5.01(c) hereof.

      Pavilion Loan: Shall have the meaning assigned to it pursuant to Section
6.02 hereof.

      Percentage Interest: The respective Partnership Interest of each Partner in the Partnership expressed as a percentage of the Partnership Interests owned by all Partners. The Percentage Interest of Pavilion is seventy-five percent (75%) and the Percentage Interest of Cellar Door is twenty-five (25%).

      Permitted Encumbrances: The Senior Mortgage and all of the title encumbrances included within the definition of "Permitted Encumbrances" as such term is used in the Lease Agreement.

      Permitted Rate: The lesser of (a) two percent (2%) per annum over the Prime Rate or (b) the maximum non-usurious interest rate permitted by applicable law from time to time in effect.

      Person: Any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

      Prime Rate: The prime rate of interest per annum announced, from time to time, by major U.S. money center banks as published daily in the "Money Rates" column of The Wall Street Journal; provided, however, that if The Wall Street Journal should ever cease, for any reason, to publish such rate on a daily basis, then the Prime Rate shall be the rate of interest designated, and in effect from time to time, by Citibank, N.A., in New York, New York as its prime rate or base rate charged on commercial loans.

      Put Option: Shall have the meaning assigned to it pursuant to Section
14.01 hereof.

      Qualified Cellar Door Shareholders: Any one or more of (a) the Qualified Family Members, (b) any trust created for the benefit of any of the Qualified Family Members, (c) any corporation, partnership or other entity which is owned and controlled by Qualified Family Members, or (d) such other persons as may be approved by Pavilion, which approval shall not be unreasonably withheld or delayed.

      Qualified Family Members: Any one or more of John J. Boyle, Janet Boyle or any children of John J. Boyle or Janet Boyle.


                                   Exhibit "A"

      Routine Renewals: With respect to the Senior Debt, any renewal, extension, modification or other rearrangement of the Senior Debt which does not have the effect of (a) increasing the principal balance of the Senior Debt, (b) materially modifying the manner in which the interest rate accruing on the Senior Debt is calculated or (c) materially accelerating the required principal amortization of the Senior Debt during any calendar year.

      Senior Debt: (a) The obligations and liabilities of Pavilion to repay that certain loan previously obtained by Pavilion from The Sanwa Bank, Ltd. in the maximum aggregate principal amount of $8,000,000 and all renewals, rearrangements and extensions of such loan and (b) the indemnity obligations previously undertaken by Pavilion for the benefit of Sony and Viacom, the guarantors of such loan received from The Sanwa Bank, Ltd., under that certain Indemnity Agreement executed by Pavilion and dated effective as of December 15, 1995, pursuant to which Pavilion agreed to indemnify and hold such guarantors harmless from and against any loss, cost, expense or other claim arising out of or otherwise relating to such loan or the guaranty thereof.

      Senior Mortgage: The liens and security interests encumbering the Partnership's leasehold estate in the Amphitheater created (i) in favor of Sony and Viacom as security for the Senior Debt and (ii) pursuant to that certain Leasehold Mortgage, Assignment of Rents and Leases and Security Agreement dated effective as of December 6, 1995 and being recorded in Official Record Book 9044, Pages 1882 - 1907 of the Palm Beach County Official Records.

      Sony: Sony Music Entertainment Inc., a Delaware corporation.

      South Florida Area: The geographical area encompassed by Broward, Dade and Palm Beach Counties.

      Sunrise: A concert venue with a maximum capacity for 3968 patrons and located at 5555 NW 95th Avenue, Sunrise, Florida 33351.

      Total Project Cost: $11,458,577, the total amount of Development Costs actually incurred and paid through final completion of the construction of the Amphitheater.

      Tour: Any series of performances by an entertainer or group of entertainers in two or more locations with no single break longer than 30 days in duration.

      Treasury Regulations: The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

      Viacom: Viacom Inc., a Delaware corporation.


                                   Exhibit "A"

                                   EXHIBIT "B"

                               AMPHITHEATER PARCEL

A portion of Tracts 17, 18, 19 and 20, Block 7, PALM BEACH FARMS COMPANY, PLAT NO. 3, recorded in Plat Book 2, Pages 45 through 54, Public Records of Palm Beach County, Florida, being more particularly described as follows:

COMMENCING at the Northwest corner of Tract 29, Block 7, of said PALM BEACH FARMS COMPANY PLAT NO. 3, thence North 00-55-30 West, a distance of 60.00 feet to a point 60.00 feet North of as measured at a 90 degree angle to the North line of said Tract 29; thence South 89-50-54 West, a distance of 16.72 feet to the POINT OF BEGINNING; thence North 04-33-57 East, a distance of 23.40 feet to the Point of Curvature of a curve concave to the southwest having a radius of
86.00 feet; thence northwesterly along the arc of said curve through a central angle of 94-27-03, a distance of 141.77 feet to the Point of Tangency; thence North 89-53-06 West, a distance of 113.47 feet; thence North 06-43-58 West, a distance of 59.63 feet; thence North 10-23-49 West, a distance of 376.62 feet; thence North 00-00-00 West, a distance of 168.46 feet; thence North 89-38-52 East, a distance of 250.67 feet; thence South 87-47-17 East, a distance of
585.09 feet; thence South 26-31-59 East, a distance of 85.04 feet to the Point of Curvature of a curve concave westerly having a radius of 590.00 feet; thence southerly along the arc of said curve through a central angle of 63-12-28, a distance of 650.88 feet to a point on a non-tangent line; thence South 89-50-54 West, a distance of 546.53 feet to the POINT OF BEGINNING.

Containing 13.510 acres, more or less.

                                   EXHIBIT "C"

                            MIAMI AMPHITHEATRE - 210
                          CAPITAL CONSTRUCTION SUMMARY
                                     3/31/91

================================================================================
                                           BALANCE   CURRENT    YEAR     BALANCE
                     DESCRIPTION           6/30/90    MONTH    TO DATE   3/31/91
================================================================================
C01    General Construction                      0         0         0         0
--------------------------------------------------------------------------------
       General Constr. Subtotal                  0         0         0         0

       THEATRICAL EQUIPMENT
       --------------------
C31    Audio                                     0         0         0         0
C32    Spotlights                                0         0         0         0
C33    Rigging                                   0         0         0         0
--------------------------------------------------------------------------------
       Theatrical Equip Sub.                     0         0         0         0

       EQUIPMENT
       ---------
C34    Seating                                   0         0         0         0
C35    Drop Boxes                                0         0         0         0
C36    Patio Tables & Chairs                     0         0         0         0
C37    Office Furniture & Equip.                 0         0         0         0
C38    Dressing Furniture                        0         0         0         0
C39    Cleaning & Maintenance                    0         0         0         0
C40    Telephone                                 0         0         0         0
C41    Communication                             0         0         0         0
C42    Computer                                  0         0         0         0
C43    Facility Signage                          0         0         0         0
C44    Guard House                               0         0         0         0
--------------------------------------------------------------------------------
       Equipment Subtotal                        0         0         0         0

       OVERHEAD
       --------
C45    Architectural                         4,031     1,314     1,314     5,345
C46    Structural Engineering                    0         0         0         0
C47    Geotechnical Engineer                     0         0         0         0
C48    Survey (meters & Bounds, Topo)          159         0         0       159
C49    M.E.P. Engineering                        0         0         0         0
C50    Civil Engr. (Grading, Drives)             0         0         0         0
C51    Storm & Utilities                         0         0         0         0
C52    Erosion & Sedimentation                   0         0         0         0
C53    Water Engineering                         0         0         0         0
C54    Wastewater Engineering                    0         0         0         0
C55    Environment Engineering                  30         0         0        30
C56    Landscape Architecture                  460         0         0       460
C57    Traffic Engineering                  73,884         0         0    73,884
C58    Offsite Roads (Engr)                      0         0         0         0
C59    Offsite Roads (Environ.)                  0         0         0         0
C60    Acoustical Engineer                       0         0         0         0
C60A   Project Manager                           0         0         0         0
C61    Construction Mgmnt.                       0         0         0         0
C62    Arch. & Engr. Contingency                 0         0         0         0
       Engineering Other                         0         0         0         0
--------------------------------------------------------------------------------
       Overhead Subtotal                    78,564     1,314     1,314    79,878

                                   EXHIBIT "C"

                            MIAMI AMPHITHEATRE - 210
                          CAPITAL CONSTRUCTION SUMMARY
                                     3/31/91


================================================================================
                                           BALANCE   CURRENT    YEAR     BALANCE
                     DESCRIPTION           6/30/90    MONTH    TO DATE   3/31/91
================================================================================
       START-UP
       --------
C63    G & A, Marketing, Etc.                  205         0         0       205
C78    Consultant                           12,581         0         0    12,581
C79    Market Study                              0         0         0         0
C64    Legal                               183,054         0     2,393   185,447
C65    Title Insurance                           0         0         0         0
C66    Relocation                                0         0         0         0
C67    Misc.                                 3,353         0         0     3,353
C68    Electrical Connection                     0         0         0         0
C69    Travel                               32,438         0     1,486    33,924
C70    Concession Equipment                      0         0         0         0
C71    Consultant                                0         0         0         0
C72    Broker                                    0         0         0         0
C73    Contractor Fee                            0         0         0         0
C76    Options Payments                     22,500         0         0    22,500
C77    Fees, Licenses, Permits               5,000         0         0     5,000
C63B   Postage & Delivery                    1,409         0         0     1,409
C63H   Public Relations                     62,000         0         0    62,000
C63I   Telephone                               485         0         0       485
C75    Entertainment                           487         0         0       487
       Printing                                 80         0         0        80
       Productions Fee                           0         0         0         0
       Professional                          7,680         0         0     7,680
       Photographer                             30         0         0        30
       Promotional                               0         0         0         0
C63G   Office Supplies                          21         0         0        21
C63C   Office Rent                           6,311         0         0     6,311
       Taxes                                   199         0         0       199
--------------------------------------------------------------------------------
       Start-Up Subtotal                   337,833         0     3,879   341,712


       GRAND TOTAL                         416,397     1,314     5,193   421,590
================================================================================

                                   Exhibit "D"

                           List of Material Contracts


Amphitheater Vendors

Vendor                                       Description
------                                       -----------
Fine Host Corporation                        Concessions
Innovative State Concepts                    Stage Labor
Ranger Construction Industries               Parking
The West Palm Beach Auto Auction             Parking
The Contemporary Services Company            Security
Comar Video Productions                      Lawn Video
Nutrition, Inc.                              Catering
Clair Brothers Audio Systems                 Lawn Sound
Palm Beach County Sheriff                    Police


Multi-Year Sponsorship Agreements

Sponsor                                      Category
-------                                      --------
GMC Truck                                    Trucks
Coca-Cola                                    Beverage
Republic Security Bank                       Bank
Budweiser                                    Beer
Bell South Mobility                          Phone Company
Seagrams                                     VIP Club Name
Miller                                       Second Beer
American Express                             Official Credit Card

      (American Land Title Association Leasehold Owner's Policy - 10-17-92)
                          (With Florida Modifications)
================================================================================

                    OWNER'S LEASEHOLD TITLE INSURANCE POLICY

                      Attorneys' Title Insurance Fund, Inc.

                                ORLANDO, FLORIDA

SUBJECT TO THE EXCLUSIONS FROM COVERAGE, THE EXCEPTIONS FROM COVERAGE CONTAINED IN SCHEDULE B AND THE CONDITIONS AND STIPULATIONS, ATTORNEYS' TITLE INSURANCE FUND, INC., a Florida corporation, herein called The Fund, insures, as of Date of Policy shown in Schedule A, against loss or damage, not exceeding the Amount of Insurance stated in Schedule A, sustained or incurred by the insured by reason of:

      1. Title to the estate or interest described in Schedule A being vested other than as stated therein;

      2.    Any defect in or lien or encumbrance on the title;

      3.    Unmarketability of the title;

      4.    Lack of a right of access to and from the land.

The Fund will also pay the costs, attorneys' fees and expenses incurred in defense of the title, as insured, but only to the extent provided in the Conditions and Stipulations.

In Witness Whereof, ATTORNEYS' TITLE INSURANCE FUND, INC. has caused this policy to be signed and sealed as of Date of Policy shown in Schedule A, the policy to become valid when countersigned by an authorized signatory.



                                        Attorneys' Title Insurance Fund, Inc.

          [Corporate Seal]

                                        By   /s/Charles J. Kovaleski

                                             Charles J. Kovaleski
                                                  President



                                                  SERIAL


                                        OPL-      67874


================================================================================
FUND FORM OPL (rev 2/93)


                                   EXHIBIT "E"

                                   EXHIBIT "A"

                               AMPHITHEATER PARCEL

A portion of Tracts 17, 18, 19 and 20, Block 7, PALM BEACH FARMS COMPANY, PLAT NO. 3, recorded in Plat Book 2, Pages 45 through 54, Public Records of Palm Beach County, Florida, being more particularly described as follows:

COMMENCING at the Northwest corner of Tract 29, Block 7, of said PALM BEACH FARMS COMPANY PLAT NO. 3, thence North 00-55-30 West, a distance of 60.00 feet to a point 60.00 feet North of as measured at a 90 degree angle to the North line of said Tract 29; thence South 89-50-54 West, a distance of 16.72 feet to the POINT OF BEGINNING; thence North 04-33-57 East, a distance of 23.40 feet to the Point of Curvature of a curve concave to the southwest having a radius of
86.00 feet; thence northwesterly along the arc of said curve through a central angle of 94-27-03, a distance of 141.77 feet to the Point of Tangency; thence North 89-53-06 West, a distance of 113.47 feet; thence North 06-43-58 West, a distance of 59.63 feet; thence North 10-23-49 West, a distance of 376.62 feet; thence North 00-00-00 West, a distance of 168.46 feet; thence North 89-38-52 East, a distance of 250.67 feet; thence South 87-47-17 East, a distance of
585.09 feet; thence South 26-31-59 East, a distance of 85.04 feet to the Point of Curvature of a curve concave westerly having a radius of 590.00 feet; thence southerly along the arc of said curve through a central angle of 63-12-28, a distance of 650.88 feet to a point on a non-tangent line; thence South 89-50-54 West, a distance of 546.53 feet to the POINT OF BEGINNING.

Containing 13.510 acres, more or less.


                                   EXHIBIT "E"

                                FUND OWNER'S FORM

                                   SCHEDULE B

      Policy No.: OPL-67874

This policy does not insure against loss or damage by reason of the following:

1. All matters as shown on The Palm Beach Farms Co. Plat No. 3 recorded in Plat Book 2, Pages 45-54, inclusive, except and excluding herefrom the 25 feet road right-of-way running east-west and the 50 feet road right-of-way running north-south on the Entire Tract as defined in the Lease Agreement dated January 4, 1995.

2. Resolutions fixing set back lines along State Road 80 as recorded in Deed Book 1148, page 51 and Deed Book 1148, page 62.

3. Restrictions and conditions as contained in the County Deed dated June 20, 1995, between PALM BEACH COUNTY and SOUTH FLORIDA FAIR AND PALM BEACH COUNTY EXPOSTIONS, INC., recorded July 13, 1995 in Official Record Book 8830, Page 1728. Said restrictions include a right of reversion.

4. Removal Agreements for Future Right of Way with Palm Beach County and recorded in Official Record Book 3225, page 210 and Official Record Book 6699, page 1569.

5. Blanket Easement contained in document recorded Jan. 24, 1975, in Official Records Book 2386, Page 356. (Southern Bell Tel. & Tel. Co.)

6. Agreement recorded June 14, 1982 in Official Records Book 3740, Page 1476. (Developers Agreement with Palm Beach County re: utilities)

7. Right-of-way for Southern Boulevard, a/k/a State Road 80, as now laid out and in use and as granted by those Right-of-Way Deeds recorded in Deed Book 986, page 576; Deed Book 1018, page 506; Deed Book 1018, page 510; and as conveyed from the County of Palm Beach to the State of Florida by that Quit Claim Deed recorded in Deed Bk 1024, pg. 142.

8. Mortgage from SOUTH FLORIDA FAIR AND PALM BEACH COUNTY EXPOSITIONS, INC. to SOUTHEAST BANK, N. A. (now known as FIRST UNION NATIONAL BANK OF FLORIDA), recorded in Official Record Book 5986, page 598, and modified in Official Record Book 8188, page 1776.

9. Assignment of Rents, Leases, Profits and Contracts recorded March 3, 1989, in Official Record Book 5986, page 637, and amended in Official Record Book 8188, page 1790.

10. UCC-1 Financing Statement recorded March 3, 1989 in Official Record Book 5986, page 644.

11. The encroachments as shown on the plat of survey dated July 28, 1995, prepared by Mock, Roos the power line encroachment along the south property line and the encroachment of the adjoining property owner to the south with pallet and trailer storage over

                             See Continuation Sheet


                                   EXHIBIT "E"

                               CONTINUATION SHEET

                             (SCHEDULE B CONTINUED)


Commitment or Policy No.: OPL-67874

      the line running along that westerly portion of Tracts 31 and 42.

NOTE: All of the above book and page references are to the public records of Palm Beach County, Florida, and any reference to Tracts and Blocks are to The Palm Beach Farms Company Plat No. 3.

NOTE: The exceptions set forth in Items 8, 9, and 10 above shall be affirmative insured over by endorsement upon recording of an acceptable Subordination, Nondisturbance and Attornment Agreement.


                                   EXHIBIT "E"

                            Exclusions from Coverage

The following matters are expressly excluded from the coverage of this policy and The Fund will not pay loss or damage, costs, attorneys' fees or expenses which arise by reason of:

1.(a) Any law, ordinance or governmental regulation (including but not limited to building and zoning laws, ordinances, or regulations) restricting, regulating, prohibiting or relating to (i) the occupancy, use, or enjoyment of the land; (ii) the character, dimensions or location of any improvement now or hereafter erected on the land; (iii) a separation in ownership or a change in the dimensions or area of the land or any parcel of which the land is or was a part; or (iv) environmental protection, or the effect of any violation of these laws, ordinances or governmental regulations, except to the extent that a notice of the enforcement thereof or a notice of a defect, lien or encumbrance resulting from a violation or alleged violation affecting the land has been recorded in the public records at Date of Policy.

  (b) Any governmental police power not excluded by (a) above, except to the extent that a notice of the exercise thereof or a notice of a defect, lien or encumbrance resulting from a violation or alleged violation affecting the land has been recorded in the public records at Date of Policy.

2. Rights of eminent domain unless notice of the exercise thereof has been recorded in the public records at Date of Policy, but not excluding from coverage any taking which has occurred prior to Date of Policy which would be binding on the rights of a purchaser for value without knowledge.

3.    Defects, liens, encumbrances, adverse claims or other matters:

  (a) created, suffered, assumed or agreed to by the insured claimant;

  (b) not known to The Fund, not recorded in the public records at Date of Policy, but known to the insured claimant and not disclosed in writing to The Fund by the insured claimant prior to the date the insured claimant became an insured under this policy;

  (c) resulting in no loss or damage to the insured claimant;

  (d) attaching or created subsequent to Date of Policy; or

  (e) resulting in loss or damage which would not have been sustained if the insured claimant had paid value for the estate or interest insured by this policy.

4. Any claim, which arises out of the transaction vesting in the insured the estate or interest insured by this policy, by reason of the operation of federal bankruptcy, state insolvency, or similar creditors' rights laws, that is based on:

  (a) the transaction creating the estate or interest insured by this policy being deemed a fraudulent conveyance or fraudulent transfer; or

  (b) the transaction creating the estate or interest insured by this policy being deemed a preferential transfer except where the preferential transfer results from the failure:

      (i)  to timely record the instrument of transfer; or

      (ii) of such recordation to impart notice to a purchaser for value or a judgment or lien creditor.

                   Conditions and Stipulations (below insert)


                                   EXHIBIT "E"

Conditions and Stipulations

1.    Definition of Terms

      The following terms when used in this policy mean:

      (a) "insured": the insured named in Schedule A, and, subject to any rights or defenses The Fund would have had against the named insured, those who succeed to the interest of the named insured by operation of law as distinguished from purchase including, but not limited to, heirs, distributees, devisees, survivors, personal representatives, next of kin, or corporate or fiduciary successors.

      (b) "insured claimant": an insured claiming loss or damage.

      (c) "knowledge" or "known": actual knowledge, not constructive knowledge or notice which may be imputed to an insured by reason of the public records as defined in this policy or any other records which impart constructive notice of matters affecting the land.

      (d) "land": the land described or referred to in Schedule A, and improvements affixed thereto which by law constitute real property. The term "land" does not include any property beyond the lines of the area described or referred to in Schedule A, nor any right, title, interest, estate or easement in abutting streets, roads, avenues, alleys, lanes, ways or waterways, but nothing herein shall modify or limit the extent to which a right of access to and from the land is insured by this policy.

      (e) "mortgage": mortgage, deed of trust, trust deed, or other security instrument.

      (f) "public records": records established under state statutes at Date of Policy for the purpose of imparting constructive notice of matters relating to real property to purchasers for value and without knowledge. With respect to
Section 1(a)(iv) of the Exclusions from Coverage, "public records" shall also include environmental protection liens filed in the records of the clerk of the United States district court for the district in which the land is located.

      (g) "unmarketability of the title": an alleged or apparent matter affecting the title to the land, not excluded or excepted from coverage, which would entitle a purchaser of the estate or interest described in Schedule A to be released from the obligation to purchase by virtue of a contractual condition requiring the delivery of marketable title.

      (h) "leasehold estate": the right of possession for the term or terms described in Schedule A hereof subject to any provisions contained in the Lease which limit the right of possession.

2.    Continuation of Insurance After Conveyance of Title

      The coverage of this policy shall continue in force as of Date of Policy in favor of an insured only so long as the insured retains an estate or interest in the land, or holds an indebtedness secured by a purchase money mortgage given by a purchaser from the insured, or only so long as the insured shall have liability by reason of covenants of warranty made by the insured in any transfer or conveyance of the estate or interest. This policy shall not continue in force in favor of any purchaser from the insured of either (i) an estate or interest in the land, or (ii) an indebtedness secured by a purchase money mortgage given to the insured.

3.    Notice of Claim To Be Given by Insured Claimant

      The insured shall notify The Fund promptly in writing (i) in case of any litigation as set forth in Section 4(a) below, (ii) in case knowledge shall come to an insured hereunder of any claim of title or interest which is adverse to the title to the estate or interest, as insured, and which might cause loss or damage for which The Fund may be liable by virtue of this policy, or (iii) if title to the estate or interest, as insured, is rejected as unmarketable. If prompt notice shall not be given to The Fund, then as to the insured all liability of The Fund shall terminate with regard to the matter or matters for which prompt notice is required; provided, however, that failure to notify The Fund shall in no case prejudice the rights of any insured under this policy unless The Fund shall be prejudiced by the failure and then only to the extent of the prejudice.

4.    Defense and Prosecution of Actions; Duty of Insured Claimant To Cooperate

      (a) Upon written request by the insured and subject to the options contained in Section 6 of these Conditions and Stipulations, The Fund, at its own cost and without unreasonable delay, shall provide for the defense of an insured in litigation in which any third party asserts a claim adverse to the title or interest as insured, but only as to those stated causes of action alleging a defect, lien or encumbrance or other matter insured against by this policy. The Fund shall have the right to select counsel of its choice (subject to the right of the insured to object for reasonable cause) to represent the insured as to those stated causes of action and shall not be liable for and will not pay the fees of any other counsel. The Fund will not pay any fees, costs or expenses incurred by the insured in the defense of those causes of action which allege matters not insured against by this policy.

      (b) The Fund shall have the right, at its own cost, to institute and prosecute any action or proceeding or to do any other act which in its opinion may be necessary or desirable to establish the title to the estate or interest, as insured, or to prevent or reduce loss or damage to the insured. The Fund may take any appropriate action under the terms of this policy, whether or not it shall be liable hereunder, and shall not thereby concede liability or waive any provision of this policy. If The Fund shall exercise its rights under this paragraph, it shall do so diligently.

      (c) Whenever The Fund shall have brought an action or interposed a defense as required or permitted by the provisions of this policy, The Fund may pursue any litigation to final determination by a court of competent jurisdiction and expressly reserves the right, in its sole discretion, to appeal from any adverse judgment or order.

      (d) In all cases where this policy permits or requires The Fund to prosecute or provide for the defense of any action or proceeding, the insured shall secure to The Fund the right to so prosecute or provide defense in the action or proceeding, and all appeals therein, and permit The Fund to use, at its option, the name of the insured for this purpose. Whenever requested by The Fund, the insured, at The Fund's expense, shall give The Fund all reasonable aid
(i) in any action or proceeding, securing evidence, obtaining witnesses, prosecuting or defending the action or proceeding, or effecting settlement, and
(ii) in any other lawful act which in the opinion of The Fund may be necessary or desirable to establish the title to the estate or interest as insured. If The Fund is prejudiced by the failure of the insured to furnish the required cooperation, The Fund's obligations to the insured under the policy shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation, with regard to the matter or matters requiring such cooperation.

5.    Proof of Loss or Damage

      In addition to and after the notices required under Section 3 of these Conditions and Stipulations have been provided The Fund, a proof of loss or damage signed and sworn to by the insured claimant shall be furnished to The Fund within 90 days after the insured claimant shall ascertain the facts giving rise to the loss or damage. The proof of loss or damage shall describe the defect in, or lien or encumbrance on the title, or other matter insured against by this policy which constitutes the basis of loss or damage and shall state, to the extent possible, the basis of calculating the amount of the loss or damage. If The Fund is prejudiced by the failure of the insured claimant to provide the required proof or loss or damage, The Fund's obligations to the insured under the policy shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation, with regard to the matter or matters requiring such proof of loss or damage.

      In addition, the insured claimant may reasonably be required to submit to examination under oath by any authorized representative of The Fund and shall produce for examination, inspection and copying, at such reasonable times and places as may be designated by any authorized representative of The Fund, all records, books, ledgers, checks, correspondence and memoranda, whether bearing a date before or after Date of Policy, which reasonably pertain to the loss or damage. Further, if requested by any authorized representative of The Fund, the insured claimant shall grant its permission, in writing, for any authorized representative of The Fund to examine, inspect and copy all records, books, ledgers, checks, correspondence and memoranda in the custody or control of a third party, which reasonably pertain to the loss or damage. All information designated as confidential by the insured claimant provided to The Fund pursuant to this Section shall not be disclosed to others unless, in the reasonable judgment of The Fund, it is necessary in the

            Conditions and Stipulations (continued on following page)


                                   EXHIBIT "E"
administration of the claim. Failure of the insured claimant to submit for examination under oath, produce other reasonably requested information or grant permission to secure reasonably necessary information from third parties as required in this paragraph shall terminate any liability of The Fund under this policy as to that claim.

6.    Options To Pay or Otherwise Settle Claims; Termination of Liability

      In case of a claim under this policy, The Fund shall have the following additional options:

      (a) To Pay or Tender Payment of the Amount of Insurance.

      To pay or tender payment of the amount of insurance under this policy together with any costs, attorneys' fees and expenses incurred by the insured claimant, which were authorized by The Fund, up to the time of payment or tender of payment and which The Fund is obligated to pay.

      Upon the exercise by The Fund of this option, all liability and obligations to the insured under this policy, other than to make the payment required, shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation, and the policy shall be surrendered to The Fund for cancellation.

      (b) To Pay or Otherwise Settle With Parties Other than the Insured or With the Insured Claimant.

            (i) to pay or otherwise settle with other parties for or in the name of an insured claimant any claim insured against under this policy, together with any costs, attorney's fees and expenses incurred by the insured claimant which were authorized by The Fund up to the time of payment and which The Fund is obligated to pay; or

            (ii) to pay or otherwise settle with the insured claimant the loss or damage provided for under this policy, together with any costs, attorneys' fees and expenses incurred by the insured claimant which were authorized by The Fund up to the time of payment and which The Fund is obligated to pay.

      Upon the exercise by The Fund of either of the options provided for in paragraphs (b)(i) or (ii), The Fund's obligations to the insured under this policy for the claimed loss or damage, other than the payments required to be made, shall terminate, including any liability or obligation to defend, prosecute or continue any litigation.

7.    Determination, Extent of Liability and Coinsurance

      This policy is a contract of indemnity against actual monetary loss or damage sustained or incurred by the insured claimant who has suffered loss or damage by reason of matters insured against by this policy and only to the extent herein described.

      (a) The liability of The Fund under this policy shall not exceed the least of:

            (i) the Amount of Insurance stated in Schedule A; or,

            (ii) the difference between the value of the insured estate or interest as insured and the value of the insured estate or interest subject to the defect, lien or encumbrance insured against by this policy.

      (b) (This paragraph dealing with Coinsurance was removed from Florida policies.)

      (c) The Fund will pay only those costs, attorneys' fees and expenses incurred in accordance with Section 4 of these Conditions and Stipulations.

8.    Apportionment

      If the land described in Schedule A consists of two or more parcels which are not used as a single site, and a loss is established affecting one or more of the parcels but not all, the loss shall be computed and settled on a pro rata basis as if the amount of insurance under this policy was divided pro rata as to the value on Date of Policy of each separate parcel to the whole, exclusive of any improvements made subsequent to Date of Policy, unless a liability or value has otherwise been agreed upon as to each parcel by The Fund and the insured at the time of the issuance of this policy and shown by an express statement or by an endorsement attached to this policy.

9.    Limitation of Liability

      (a) If The Fund establishes the title, or removes the alleged defect, lien or encumbrance, or cures the lack of a right of access to or from the land, or cures the claim of unmarketability of title, all as insured, in a reasonably diligent manner by any method, including litigation and the completion of any appeals therefrom, it shall have fully performed its obligations with respect to that matter and shall not be liable for any loss or damage caused thereby.

      (b) In the event of any litigation, including litigation by The Fund or with The Fund's consent, The Fund shall have no liability for loss or damage until there has been a final determination by a court of competent jurisdiction, and disposition of all appeals therefrom, adverse to the title as insured.

      (c) The Fund shall not be liable for loss or damage to any insured for liability voluntarily assumed by the insured in settling any claim or suit without the prior written consent of The Fund.

10.   Reduction of Insurance; Reduction or Termination of Liability

      All payments under this policy, except payments made for costs, attorneys' fees and expenses, shall reduce the amount of the insurance pro tanto.

11.   Liability Noncumulative

      It is expressly understood that the amount of insurance under this policy shall be reduced by any amount The Fund may pay under any policy insuring a mortgage to which exception is taken in Schedule B or to which the insured has agreed, assumed, or taken subject, or which is hereafter executed by an insured and which is a charge or lien on the estate or interest described or referred to in Schedule A, and the amount so paid shall be deemed a payment under this policy to the insured owner.

12.   Payment of Loss

      (a) No payment shall be made without producing this policy for endorsement of the payment unless the policy has been lost or destroyed, in which case proof of loss or destruction shall be furnished to the satisfaction of The Fund.

      (b) When liability and the extent of loss or damage has been definitely fixed in accordance with these Conditions and Stipulations, the loss or damage shall be payable within 30 days thereafter.

13.   Subrogation Upon Payment or Settlement

      (a) The Fund's Right of Subrogation.

      Whenever The Fund shall have settled and paid a claim under this policy, all right of subrogation shall vest in The Fund unaffected by any act of the insured claimant.

      The Fund shall be subrogated to and be entitled to all rights and remedies which the insured claimant would have had against any person or property in respect to the claim had this policy not been issued. If requested by The Fund, the insured claimant shall transfer to The Fund all rights and remedies against any person or property necessary in order to perfect this right of subrogation. The insured claimant shall permit The Fund to sue, compromise or settle in the name of the insured claimant and to use the name of the insured claimant in any transaction or litigation involving these rights or remedies.

      If a payment on account of a claim does not fully cover the loss of the insured claimant, The Fund shall be subrogated to these rights and remedies in the proportion which The Fund's payment bears

             Conditions and Stipulations (continued on reverse page)


                                   EXHIBIT "E"
to the whole amount of the loss.

      If loss should result from any act of the insured claimant, as stated above, that act shall not void this policy, but The Fund, in that event, shall be required to pay only that part of any losses insured against by this policy which shall exceed the amount, if any, lost to The Fund by reason of the impairment by the insured claimant of The Fund's right of subrogation.

      (b) The Fund's Rights Against Non-insured Obligors.

      The Fund's right of subrogation against non-insured obligors shall exist and shall include, without limitation, the rights of the insured to indemnities, guaranties, other policies of insurance or bonds, notwithstanding any terms or conditions contained in those instruments which provide for subrogation rights by reason of this policy.

14.   Valuation of Estate or Interest Insured

      If, in computing loss or damage incurred by the insured, it becomes necessary to determine the value of the estate or interest insured by this policy, the value shall consist of the then present worth of the excess, if any, of the fair market rental value of the estate or interest, undiminished by any matters for which claim is made, for that part of the term stated in Schedule A then remaining plus any renewal or extended term for which a valid option to renew or extend is contained in the Lease, over the value of the rent and other consideration required to be paid under the Lease for the same period.

15.   Miscellaneous Items of Loss

      In the event the insured is evicted from possession of all or a part of the land by reason of any matters insured against by this policy, the following, if applicable, shall be included in computing loss or damage incurred by the insured, but not to the extent that the same are included in the valuation of the estate or interest insured by this policy.

      (a) The reasonable cost of removing and relocating any personal property which the insured has the right to remove and relocate, situated on the land at the time of eviction, the cost of transportation of that personal property for the initial twenty-five miles incurred in connection with the relocation, and the reasonable cost of repairing the personal property damaged by reason of the removal and relocation. The costs referred to above shall not exceed in the aggregate the value of the personal property prior to its removal and relocation.

      "Personal property," above referred to, shall mean chattels and property which because of its character and manner of affixation to the land, can be severed therefrom without causing appreciable damage to the property severed or to the land to which the property is affixed.

      (b) Rent or damages for use and occupancy of the land prior to the eviction which the insured as owner of the leasehold estate may be obligated to pay to any person having paramount title to that of the lessor in the Lease.

      (c) The amount of rent which, by the terms of the Lease, the insured must continue to pay to the lessor after eviction from the land, or part thereof, from which the insured has been evicted.

      (d) The fair market value, at the time of the eviction, of the estate or interest of the insured in any sublease of all or part of the land existing at the date of the eviction.

      (e) Damages which the insured may be obligated to pay to any sublessee on account of the breach of any sublease of all or part of the land caused by the eviction.

16.   Arbitration

      Unless prohibited by applicable law, arbitration pursuant to the Title Insurance Arbitration Rules of the American Arbitration Association may be demanded if agreed to by both The Fund and the insured. Arbitrable matters may include, but are not limited to, any controversy or claim between The Fund and the insured arising out of or relating to this policy, and service of The Fund in connection with its issuance or the breach of a policy provision or other obligation. Arbitration pursuant to this policy and under the Rules in effect on the date the demand for arbitration is made or, at the option of the insured, the Rules in effect at Date of Policy shall be binding upon the parties. The award may include attorneys' fees only if the laws of the state in which the land is located permit a court to award attorneys' fees to a prevailing party. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

      The law of the situs of the land shall apply to an arbitration under the Title Insurance Arbitration Rules.

      A copy of the Rules may be obtained from The Fund upon request.

17.   Liability Limited to this Policy; Policy Entire Contract

      (a) This policy together with all endorsements, if any, attached hereto by The Fund is the entire policy and contract between the insured and The Fund. In interpreting any provision of this policy, this policy shall be construed as a whole.

      (b) Any claim of loss or damage, whether or not based on negligence, and which arises out of the status of the title to the estate or interest covered hereby or by any action asserting such claim, shall be restricted to this policy.

      (c) No amendment of or endorsement to this policy can be made except by a writing endorsed hereon or attached hereto signed by either the President, a Vice President, or Agent of The Fund.

18.   Severability

      In the event any provision of the policy is held invalid or unenforceable under applicable law, the policy shall be deemed not to include that provision and all other provisions shall remain in full force and effect.

19.   Notices, Where Sent

      All notices required to be given The Fund and any statement in writing required to be furnished The Fund shall include the number of this policy and shall be addressed to The Fund at its principal office at Post Office Box 628600, Orlando, Florida 32862-8600.


                                   EXHIBIT "E"

================================================================================

                                     OWNER'S
                                    LEASEHOLD
                                 TITLE INSURANCE
                                     POLICY




                                   Attorneys'
                              Title Insurance Fund,
                                      Inc.

                                ORLANDO, FLORIDA



                                     ======
                                       The
                                      Fund
                                     ======




                 For information about coverage or assistance in
                    resolving complaints, call 407-240-3863.

================================================================================


                                   EXHIBIT "E"

                         CERTIFICATE OF REPRESENTATIONS,
                            WARRANTIES AND COVENANTS
                                 [John J. Boyle]


      By executing this Certificate in the space provided below, John J. Boyle hereby represents, warrants and certifies to Pavilion Partners ("Pavilion"), a Delaware general partnership, as follows:

            (a) He is currently the owner of all of the issued and outstanding capital stock of CDC/SMT, Inc. ("CDC/SMT"), a Florida corporation. Said shares are fully paid and non-assessable and subject to no liens, encumbrances, rights to purchase or other interests.

            (b) His stock ownership interest in CDC/SMT shall be burdened by and encumbered with the transfer restrictions contained in Section 18.02 of that certain Partnership Agreement ("Partnership Agreement") dated effective as of May 15, 1996 and entered into by and between Pavilion and CDC/SMT regarding the formation of a general partnership between Pavilion and CDC/SMT to be known as Coral Sky Amphitheater Partnership.

            (c) Simultaneously herewith, all share certificates evidencing the capital stock in CDC/SMT are being altered so as to include an appropriate legend which references the transfer restrictions contained in Section
      18.02 of the Partnership Agreement.

      The undersigned additionally understands, agrees and acknowledges that (i) Pavilion has relied upon the execution and delivery of this Certificate in connection with its decision to enter into the Partnership Agreement with CDC/SMT, (ii) Pavilion would not have entered into the Partnership Agreement but for the agreement of the undersigned to execute and deliver this Certificate and
(iii) he shall indemnify, defend and hold Pavilion harmless from and against any loss, cost, damage or claim which may be suffered by Pavilion arising out of or relating to any of the representations and warranties contained herein being untrue or any of the covenants set forth herein being breached.

      DATED: May 15, 1996.

                                        /s/ John J. Boyle
                                        -------------------------------
                                        JOHN J. BOYLE